EXHIBIT 4.31

COMMITTED USD 200,000,000

UNCOMMITTED USD 100,000,000

SECURED BRIDGE FACILITY AGREEMENT

dated 20 MARCH 2009

for

CEMEX ESPAÑA, S.A.

as Borrower

with

BANCO SANTANDER, S.A.

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

acting as Lenders

with

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

acting as Facility Agent

SECURED BRIDGE FACILITY AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3

2.	THE BRIDGE FACILITY	13

3.	PURPOSE	14

4.	CONDITIONS OF DRAWDOWN	14

5.	DRAWDOWN	15

6.	REPAYMENT	17

7.	PREPAYMENT AND CANCELLATION	17

8.	INTEREST	19

9.	INTEREST PERIODS	20

10.	CHANGES TO THE CALCULATION OF INTEREST	20

11.	FEES	22

12.	TAX GROSS-UP AND INDEMNITIES	23

13.	INCREASED COSTS	26

14.	OTHER INDEMNITIES	28

15.	MITIGATION BY THE LENDERS	29

16.	COSTS AND EXPENSES	29

17.	REPRESENTATIONS	31

18.	INFORMATION UNDERTAKINGS	34

19.	GENERAL UNDERTAKINGS	35

20.	EVENTS OF DEFAULT	45

21.	CHANGES TO THE LENDERS	49

22.	CHANGES TO THE BORROWER	52

23.	ROLE OF THE FACILITY AGENT	53

24.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	58

25.	SHARING AMONG THE FINANCE PARTIES	58

26.	PAYMENT MECHANICS	60

27.	SET-OFF	62

28.	NOTICES	62

29.	FACILITY ACCOUNT	64

30.	CALCULATIONS AND CERTIFICATES	65

31.	PARTIAL INVALIDITY	66

32.	REMEDIES AND WAIVERS	66

33.	AMENDMENTS AND WAIVERS	66

34.	GOVERNING LAW	68

35.	ENFORCEMENT	68

36.	SUMMARY OF THE AGREEMENT	68

SCHEDULE 1 CONDITIONS PRECEDENT		70

SCHEDULE 2 REQUESTS		73

SCHEDULE 3 FORM OF TRANSFER CERTIFICATE		76

SCHEDULE 4 FORM OF CONFIDENTIALITY UNDERTAKING		79

SCHEDULE 5 EXISTING SECURITY		84

SCHEDULE 6 MATERIAL SUBSIDIARIES		85

SCHEDULE 7 EXISTING FINANCIAL INDEBTEDNESS		86

SCHEDULE 8 PROCEEDINGS PENDING OR THREATENED		87

SCHEDULE 9 ACQUISITIONS		94

This Agreement is made in Madrid, on 20 March 2009, between the following parties.

THE PARTIES

Of the one part,

CEMEX ESPAÑA, S.A. (hereinafter, “Cemex España”), a Spanish nationality company, with registered office in Hernández de Tejada 1, 28027, Madrid (Spain), with Tax Identification Number A-46004214 and registered with the Commercial Registry of Madrid, in volume 9.743 and 9.744, sheet 1 y 166, section 8, page no. M-156542. The company is represented herein by Mr. Juan Pelegrí y Girón, with Identity Card Number 1.489.996-X, with his address for the purposes hereof at Hernández de Tejada 1, 28027, Madrid (Spain), by virtue of the power of attorney conferred in a deed executed on 18 March 2009 in the presence of the Notary of Madrid, Mr. Rafael Monjo Carrió with number 883 of his official records.

Hereinafter, Cemex España will be referred to as the “Borrower”.

And of the other part,

BANCO SANTANDER, S.A., an institution incorporated pursuant to the laws of Spain, and with registered office at Paseo Pereda 9-12, 39004 Santander, Spain, and with Tax Identity Code A-39000013 (hereinafter, “Santander”). It is represented by Mr. José Manuel Colomes Montañés, with Identity Card Number 28.356.195-R by virtue of the deed of power of attorney conferred to him on 31 March 1999 in the presence of the Notary of Madrid, Mr. Francisco Mata Pallarés, with number 493 of his official records, and Mr. Juan de la Hera Salvador, with Identity Card Number 44.213.757-Y by virtue of the deed of power of attorney conferred to him on 16 October 2007 in the presence of the Notary of Burgos, Mr. José María de Prada Díez, with number 2.556 of his official records.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A., an institution incorporated pursuant to the laws of Spain, and with registered office at Plaza de San Nicolás 4, 48005 Bilbao, Spain, and with Tax Identity Code A-48265169 (hereinafter, “BBVA”). It is represented by Mr. José García Casteleiro, with Identity Card Number 32.816.324-Q by virtue of the deed of power of attorney conferred to him on 8 September 2003 in the presence of the Notary of Bilbao, Mr. José María Arriola Arana, with number 1.503 of his official records, and Mr. José María de Miguel Jiménez, with Identity Card Number 7.241.035-Z by virtue of the deed of power of attorney conferred to him on 27 February 2001 in the presence of the Notary of Bilbao Mr. José Ignacio Uranga Otaegui, with number 836 of his official records.

Hereinafter, Santander and BBVA and any future assignees thereof by virtue of Clause 21 hereof, will be jointly referred to as the “Lenders” and each of them, as the or a “Lender”. Additionally, BBVA or any other entity acting as Agent from time to time, in accordance with Clause 23 hereof will be designated as the “Facility Agent”.

RECITALS

I.	Cemex España has requested from the Lenders a bridge facility for a maximum amount of US$ 200,000,000 committed, and of up to US$ 100,000,000 uncommitted, and the Lenders have agreed to grant it to Cemex España.

II.	Now, therefore, the parties, after assuring that the powers by virtue of which they intervene herein are in full force, agree to subscribe the present FACILITY AGREEMENT (hereinafter, the “Facility Agreement” or the “Agreement”), which shall be governed by the following

CLAUSES

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Availability Period” means the period from and including the Effective Date to and including the date falling ten Business Days prior to the Termination Date.

“Available Bridge Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Utilisations; and

(b)	in relation to any proposed Drawdown, the amount of its participation in any Utilisations that are due to be made on or before the proposed Drawdown Date.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Utilisation or Unpaid Sum to the last day of the current Interest Period in respect of that Utilisation or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the day of receipt or recovery if a Business Day and if received or recovered before 2 p.m. London time on that day (or, if not, on the Business Day following receipt or recovery) and ending on the last day of the current Interest Period.

“Bridge Facility” means the term loan bridge facility made available under this Agreement as described in Clause 2 (The Bridge Facility).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Madrid and New York.

“Capital Lease” means any lease that is capitalised on the balance sheet of the Borrower prepared in accordance with Spanish GAAP.

“Cemex Group” means Cemex Parent and each of its Subsidiaries from time to time.

“Cemex Parent” means Cemex, S.A.B. de C.V., a company (sociedad anónima bursátil de capital variable) incorporated in Mexico.

“Charged Property” means the assets of the Borrower which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Commitment” means:

(a)	in relation to a Lender, the amount set opposite its name under Clause 2 and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender (not included in Clause 2), the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 4 (Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Facility Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Discharged Rights and Obligations” has the meaning given to such term in Clause 21.5 (Procedure for transfer).

“Domestic Lender” means any Spanish resident credit entity registered in the Special Registries of The Bank of Spain (Banco de España) as defined in article 8 of Royal Legislative Decree 4/2004 of 5 March and mentioned in paragraph (c) of Article 59 of Corporate Income Tax Regulations approved by Royal Decree 1777/2004 of 30 July (Real Decreto 1777/2004 de 30 de julio) or a permanent establishment of a non-Spanish resident financial entity as defined in article 13.1.a of Royal Legislative Decree 5/2004 of 5 March and mentioned in the second paragraph of Article 8.1 of Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004 of 30 July (Real Decreto 1776/2004 de 30 julio).

“Drawdown” means a drawdown of the Bridge Facility.

“Drawdown Date” means the date of a Drawdown, being the date on which the relevant Utilisation is to be made.

“Drawdown Request” means a notice substantially in the form set out in Schedule 2 (Requests).

“Effective Date” means the date on which the Facility Agent notifies the Borrower that it has received all of the documents and the evidence listed in Part I of Schedule 1 (Conditions Precedent to Initial Drawdown) in accordance with Clause 4.1(a) (Initial Conditions Precedent) at the satisfaction of the Lenders.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Lenders and the Borrower (or the Facility Agent and the Borrower) setting out the level of fees payable in respect of the Bridge Facility.

“Finance Document” means this Agreement, each Fee Letter, any Selection Notice, any mandate letter between the Facility Agent and the Borrower, the Security Documents and any other document designated in writing as a “Finance Document” by the Facility Agent and the Borrower.

“Finance Party” means the Facility Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(c)	moneys borrowed (including, but not limited to, any amount raised by acceptance under any acceptance credit facility and receivables sold or discounted on a recourse basis (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis and shall not constitute Financial Indebtedness));

(d)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(e)	the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with Spanish GAAP, be treated as a Capital Lease;

(f)	the deferred purchase price of assets or the deferred payment of services, except trade accounts payable in the ordinary course of business;

(g)	obligations of a person under repurchase agreements for the stock issued by such person or another person;

(h)	obligations of a person with respect to product invoices incurred in connection with exporting financing;

(i)	all Financial Indebtedness of others secured by Security on any asset of a person, regardless of whether such Financial Indebtedness is assumed by such person in an amount equal to the lower of (i) the net book value of such asset and (ii) the amount secured thereby; and

(j)	the amount of any potential liability in respect of guarantees of Financial Indebtedness referred to in paragraphs (a) to (g) above.

“First Drawdown Date” means the date on which the first Drawdown is made under this Agreement.

“G12 Lenders” means BBVA, Santander, The Royal Bank of Scotland, Citibank, HSBC, Barclays Bank, ANZ, ING, BNP Paribas, JP Morgan, Bank of America and Calyon.

“GAAP” means, in relation to the Borrower, the generally accepted accounting principles applying to it in Spain which may include International Accounting Standards.

“Group” means Cemex España and its Subsidiaries.

“Interest Period” means, in relation to a Utilisation, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“International Accounting Standards” means the accounting standards approved by the International Accounting Standards Board from time to time.

“Lender” means:

(k)	any Lender; and

(l)	any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which, in each case, has become a Party in accordance with Clause 21 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement. For the avoidance of doubt, any reference to “the Lenders” in this Agreement shall be understood to be to “all Lenders”.

“LIBOR” means, in relation to any Utilisation:

(m)	the applicable Screen Rate; or

(n)	(if no Screen Rate is available for US Dollars or the Interest Period of that Utilisation) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, on or about 11:00 am London time on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Utilisation.

“Majority Lenders” means a Lender or Lenders whose undrawn Commitments and participations in the Utilisations then outstanding aggregate more than 50 per cent of all the undrawn Commitments and Utilisations then outstanding.

“Margin” means 2.50 per cent per annum.

“Material Adverse Effect” means a material adverse effect on:

(o)	the business, condition (financial or otherwise) or operations of the Group, taken as a whole;

(p)	the rights or remedies of any Finance Party under the Finance Documents; or

(q)	the ability of the Borrower to perform its payment obligations under the Finance Documents.

“Material Subsidiary” means any Subsidiary of the Borrower which at any time:

(r)	has total assets representing 5 per cent or more of the total consolidated assets of the Group; and/or

(s)	has revenues representing 5 per cent or more of the consolidated turnover of the Group,

in each case calculated on a consolidated basis.

The Material Subsidiaries as at 30 September 2008 are set out in Schedule 6 (Material Subsidiaries) (and compliance with the conditions set out in paragraphs (a) and (b) shall be determined by reference to such Schedule 6 (Material Subsidiaries)).

A report by the auditors of the Borrower (or, as the case may be, any other internationally recognised accounting firm that is approved by the Facility Agent) that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(t)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(u)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(v)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“New Lender” means a New Lender as specified in a Transfer Certificate.

“NOF” has the meaning ascribed to such term in Part II of Schedule 1 (Conditions Precedent Required to be delivered for subsequent Drawdowns).

“Original Financial Statements” means in relation to the Borrower, its audited unconsolidated and consolidated financial statements for its financial year ended 31 December 2007.

“Party” means a party to this Agreement.

“Permitted Securitisation” means a sale, transfer or other securitisation of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a person in a manner that satisfies the requirements for an absolute conveyance under the laws and regulations of the jurisdiction in which such originator is organised and (ii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables.

“Property Registries” means the land registries or Registros de la Propiedad.

“Qualified Majority Lenders” means a Lender or Lenders whose undrawn Commitments and participations in the Utilisations then outstanding aggregate more than seventy five per cent (75%) of all the undrawn Commitments and Utilisations then outstanding.

“Qualifying Lender” has the meaning given to that term in Clause 12 (Tax Gross-up and Indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Real Property” means each of the immovable properties mortgaged under the Transaction Security as described therein.

“Reference Banks” means the principal London offices of Citibank International plc, Lloyds Bank TSB plc and Royal Bank Scotland plc and such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means in relation to the Borrower:

(w)	its jurisdiction of incorporation; and

(x)	any jurisdiction where it conducts its business.

“Repayment Date” means 30 June 2009.

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to Clause 17.6 (Governing law and enforcement), Clause 17.9 (No Default), Clause 17.11 (Pari passu ranking), Clause 17.12 (No proceedings pending or threatened), Clause 17.13 (No winding-up), and Clauses 17.20 (Ranking) to 17.23 (Legal and Beneficial Owner) and Clause 17.24 (Centre of main interests and establishments).

“Screen Rate” means the lending rate that appears in the LIBOR page of the KLIEMM screen (or any other page that may replace the same in the future) for deposits of the same duration as the relevant Interest Period (or, in the absence thereof, a linear interpolation will be made of the two rates for the immediately preceding and subsequent terms for which a quotation exists), at eleven a.m. (11:00 a.m.) of the second TARGET business day before the one on which the relevant period of time must start. If the agreed page is replaced or the service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Secured Obligations” means all obligations at any time due, owing or incurred by the Borrower to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

“Secured Parties” means the Facility Agent and each Lender from time to time party to this Agreement.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means each mortgage over a Real Property entered or to be entered into by the Borrower in favour of the Secured Parties together with any other document entered into by the Borrower creating or expressed to create any Security over all or any part of its assets in respect of the obligations of the Borrower under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Schedule 2 (Requests) given in accordance with Clause 9 (Interest Periods).

“Stake” means a number of shares in any Group member held by another Group member the disposal of which would cause the first Group member to cease to be a Subsidiary of the second Group member.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(y)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(z)	more than half the issued share capital of which is beneficially owned, directly or indirectly (by one or more companies or corporations) by the first mentioned company or corporation; or

(aa)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able (directly or indirectly) to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 30 June 2009.

“Total Commitments” means the aggregate of the Commitments being US$ 200,000,000 at the date of this Agreement, subject to any increase according to Clause 2.3 (Uncommitted Amount).

“Transaction Security” means the Security created or expressed to be created in favour of the Secured Parties pursuant to the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(bb)	the proposed Transfer Date specified in the Transfer Certificate; and

(cc)	the date on which the Facility Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“U.S. Lender” means (i) any bank or other financial institution that is organised under the laws of the United States (but does not include any branch of a bank organised under the laws of the United States where such branch is located outside the United States) or (ii) any agency or branch of a foreign bank located within the United States. A financial institution that is not a bank and is controlled, directly or indirectly, by a person or entity located in or organised under the laws of the United States will be deemed to be a U.S. Lender, unless that financial institution is organised under the laws of a jurisdiction outside the United States and has its principal office (and any different office directly administering any loans or participations therein) outside the United States. Any proposed Lender or participant that is not a bank will be deemed to be a financial institution for purposes of this definition.

“US Private Placement” means:

(a)	(i) US$ 103,000,000, 4.77% Senior Notes, Series 2003, Tranche 1, due 2010;

(ii)	US$ 96,000,000, 5.36% Senior Notes, Series 2003, Tranche 2, due 2013;

(iii)	US$ 201,000,000, 5.51% Senior Notes, Series 2003, Tranche 3, due 2015, issued by Cemex España Finance LLC pursuant to a note purchase agreement dated 23 June 2003, as amended on 1 September 2006;

(b)	(i) ¥ 4,980,600,000, 1.79% Senior Notes, Series 2004, Tranche 1, due 2010;

(ii)	¥ 6,087,400,000, 1.99% Senior Notes, Series 2004, Tranche 2, due 2015,

issued by Cemex España Finance LLC pursuant to a note purchase agreement dated 15 April 2004, as amended on 1 September 2006; and

(c)	(i) US$ 133,000,000, 5.18% Senior Notes, Series A, due 2010;

(ii)	US$ 192,000,000, 5.62% Senior Notes, Series B, due 2015,

issued by Cemex España Finance LLC pursuant to a note purchase agreement dated 13 June 2005, as amended on 1 September 2006.

“Utilisation” means a utilisation made or to be made under the Bridge Facility or the principal amount outstanding for the time being of that utilisation.

“VAT” means value added tax as provided for in the Sixth Council Directive of 17 May 1977 on the harmonization of the laws of the member states of the European Union relating to turnover taxes - Common system of value added tax: uniform basis of assessment (77/388/EEC) and the relevant implementing legislation in member states of the European Union and any other Tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Borrower”, the “Facility Agent”, any “Finance Party”, any “Lender”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in each case, however fundamentally);

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which persons who are subject thereto are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(v)

the “winding-up”, “dissolution”, “administration” or “reorganisation” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings (such as, in Spain, concurso, liquidación forzosa, intervención or nombramiento de un administrator judicial) under the laws and regulations of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, bankruptcy, dissolution or administration;

(vi)	a provision of law is a reference to that provision as amended or re-enacted without material modification; and

(vii)	a reference to a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause of, a paragraph of or a schedule to this Agreement.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“euro” means the single currency unit of the participating Member States and “US$”, “$” and “US Dollars” denote lawful currency of the United States of America.

SECTION 2

THE BRIDGE FACILITY

2.	THE BRIDGE FACILITY

2.1	The Bridge Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan bridge facility in an aggregate amount equal to the Total Commitments.

2.2	Lenders’ Commitments

On the date hereof, the Commitments of each Original Lender are as follows:

Original Lender	Initial Facility Amount
Banco Santander	US$	100,000,000
BBVA	US$	100,000,000
TOTAL	US$	200,000,000

2.3	Uncommitted amount

The Borrower may request the Lenders an amount of US$100,000,000 (the “Additional Amount”) in addition to the Total Commitments. Such Additional Amount may be granted at the discretion of the Lenders, in which case:

(a)	the terms and conditions set out under this Agreement shall be applicable to the Additional Amount;

(b)	the Definitions and Interpretation set out under Clause 1 above shall apply mutatis mutandis to the Additional Amount;

(c)	the participation of each of the Lenders in the Additional Amount shall be pro rata to their participation in the Total Commitments;

(d)	any applicable conditions precedent, if any, to the drawdown of the Additional Amount shall be agreed upon by the Lenders when granted; and

(e)	the maximum amount secured under the Transaction Security shall be proportionally increased. This increase of the maximum amount shall have the same ranking as the current one of the Transaction Security.

2.4	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	Except as otherwise stated in the Finance Documents, the rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Bridge Facility in or towards its general corporate purposes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF DRAWDOWN

4.1	Initial Conditions Precedent

(a)	The Borrower may not deliver a Drawdown Request for Drawdowns up to an amount of US$ 100,000,000 in aggregate, unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 1 (Conditions Precedent to Initial Drawdown) in form and substance satisfactory to the Lenders. The Facility Agent shall promptly notify the Borrower that the Lenders are so satisfied.

(b)	The Borrower may not deliver a Drawdown Request for any subsequent Drawdown to be made once an amount of US$ 100,000,000 referred to in paragraph (a) above has already been drawn down, unless the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 1 (Conditions Precedent Required to be delivered for subsequent Drawdowns) in form and substance satisfactory to the Lenders. The Facility Agent shall promptly notify the Borrower that the Lenders are so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.6 (Lenders’ participation) if on the date of the Drawdown Request and on the proposed Drawdown Date:

(a)	no Event of Default is continuing or would result from the proposed Drawdown; and

(b)	the Repeating Representations which are or which are deemed to be made or repeated by the Borrower on such date pursuant to Clause 17.25 (Times on which representations are made) are true in all material respects.

4.3	Maximum number of Utilisations

The Borrower may not deliver a Drawdown Request if as a result of the proposed Drawdown six or more Utilisations would be outstanding.

SECTION 3

DRAWDOWN

5.	DRAWDOWN

5.1	Delivery of a Drawdown Request

The Borrower may utilise the Bridge Facility by delivery to the Facility Agent of a duly completed Drawdown Request not later than eleven a.m. (11:00) of the third business day prior to the date on which such Drawdown must be made effective, and subject to completion with the terms and conditions set out in Clause 4 above and in this Clause.

5.2	Initial Drawdown

The Borrower makes the first Drawdown on the date hereof for an amount of US$ 100,000,000 by delivering to the Facility Agent a duly completed Drawdown Request. The Lenders hereby acknowledge that the conditions precedent set out under Clauses 4.1(a), 4.2 and 4.3 above have been met.

Payment of the first Drawdown shall be made by the Facility Agent on or before twelve a.m. (12:00) of 23 March 2009, with value date such date, by means of crediting such amount to the bank account indicated for such purpose by the Borrower in the Drawdown Request.

Payment of the first Drawdown by the Facility Agent to the Borrower, as indicated in the previous paragraph will fully release the Lenders from their obligation to make payment of such first Drawdown.

5.3	Subsequent Drawdowns

Once Utilisations amounting in aggregate US$ 100,000,000 of the Bridge Facility have been made, in order to make Drawdowns of a further amount of up to US$ 100,000,000 of the Bridge Facility, the Borrower shall deliver to the Facility Agent one or more duly completed Drawdown Requests not later than eleven a.m. (11:00) of the third Business Day prior to the date on which the relevant Drawdown must be made effective, and subject to completion with the conditions precedent set out under Clauses 4.1(b), 4.2 and 4.3 above.

5.4	Completion of a Drawdown Request

Each Drawdown Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Drawdown Date is a Business Day within the Availability Period applicable to the Bridge Facility;

(b)	the amount of the Utilisation complies with Clause 5.5 (Amount); and

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).

5.5	Amount

The amount of any Drawdown referred to in Clause 5.3 above shall not be more than US$ 100,000,000 or, if less, the Available Bridge Facility.

5.6	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Utilisation available by the Drawdown Date.

(b)	The amount of each Lender’s participation in each Utilisation will be equal to the proportion borne by its Available Commitment to the Available Bridge Facility immediately prior to making the Utilisation.

5.7	Cancellation of Commitment

The Total Commitments shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Utilisations

The outstanding amounts of the Utilisations will be repaid by the Borrower through one single payment on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Bridge Facility which is repaid.

6.3	Effect of cancellation and prepayment

If any of the Utilisations are prepaid in accordance with Clause 7.3 (Voluntary prepayment of Utilisations) then the amount of the outstanding Utilisations and as between such Utilisations, shall be applied at the option of the Borrower.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality of a Lender

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)	that Lender shall promptly notify the Facility Agent upon becoming aware of that event (specifying the reason for such unlawfulness and the date on which such unlawfulness occurred or will occur, being no earlier than the last day of any applicable grace period permitted by law (the “Relevant Date”)) and, in any event, at a time which permits the Borrower to repay that Lender’s participation on the date such repayment is required to be made;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall, on the last day of the Interest Period for each Utilisation ending immediately prior to the Relevant Date and occurring after the Facility Agent has notified the Borrower or, if earlier, the Relevant Date, repay that Lender’s participation in the Utilisations made to the Borrower together with accrued interest and all other amounts owing to that Lender under the Finance Documents.

7.2	Voluntary Cancellation

The Borrower may, if it gives the Facility Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$ 10,000,000) of the Available Bridge Facility. Any cancellation under this Clause 7.2 (Voluntary Cancellation) shall reduce rateably the Commitments of the Lenders under the Bridge Facility.

7.3	Voluntary prepayment of Utilisations

(a)	The Borrower may, if it gives the Facility Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Utilisation (but, if in part, being an amount the reduces the amount of that Utilisation by a minimum amount of US$ 10,000,000).

(b)	A Utilisation may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Bridge Facility is zero).

7.4	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any), without premium or penalty.

(c)	The Borrower may not reborrow any part of the Bridge Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Facility Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the Lender, as appropriate.

(g)	On the prepayment or repayment of any principal amount to a Lender in accordance with the terms of this Agreement, the Commitment of that Lender will be automatically cancelled by a corresponding amount as a result of that prepayment or repayment.

SECTION 6

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Utilisation for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	mandatory cost, if any.

8.2	Payment of interest

On the last day of each Interest Period relating to a Utilisation the Borrower shall pay accrued interest on the Utilisation to which that Interest Period relates.

8.3	Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Utilisation in the currency of the overdue amount for successive Interest Periods, each of a duration of one week. Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)	If any overdue amount consists of all or part of a Utilisation which became due on a day which was not the last day of an Interest Period relating to that Utilisation:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Utilisation; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.5	Interest of the first Drawdown

The Parties hereby acknowledge and accept that in order to calculate the rate of interest applicable to the first Interest Period of the first Drawdown, LIBOR shall mean the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, on or about 11:00 am London time on the date of this Agreement for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Utilisation.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Utilisation in the Drawdown Request for that Utilisation or (if the Utilisation has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Utilisation is irrevocable and must be delivered to the Facility Agent by the Borrower not later than three (3) Business Days before the end of the relevant Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one week or one Month, or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Utilisation shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Utilisation shall start on the Drawdown Date or (if already made) on the last day of its preceding Interest Period.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), it being understood that it shall not extend beyond the Termination Date.

9.3	Consolidation of Utilisations

If two or more Interest Periods:

(a)	relate to Utilisations; and

(b)	end on the same date,

those Utilisations shall, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Utilisation on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation on or about 11:00 am London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Utilisation for any Interest Period, then the rate of interest on each Lender’s share of that Utilisation for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Utilisation from whatever source it may reasonably select; and

(iii)	the mandatory cost, if any, applicable to that Lender’s participation in that Utilisation.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Madrid on the Quotation Day for the relevant Interest Period, the Facility Agent receiving notifications from a Lender or Lenders (in either case whose participations in a Utilisation exceed 25 per cent of that Utilisation) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than ten days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders participating in the relevant Utilisation and the Borrower, be binding on all Parties.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Utilisation or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Utilisation or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	The Borrower shall pay to the relevant Lenders an up-front fee in the amount and at the times agreed in the relevant Fee Letter.

11.2	In addition, the Borrower shall pay to the Facility Agent an agency fee in the amount and at the times agreed in the relevant Fee Letter.

SECTION 7

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Clause 12:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment, for or on account of Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) habitually resident for taxation purposes in a Qualifying State which is not acting through a territory considered as a tax haven pursuant to Spanish laws and regulations or through a permanent establishment in Spain; or

(ii)	a legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) which, as a result of any applicable double taxation treaty, is entitled to receive any payments made by the Borrower to such legal person or entity hereunder without any deduction or withholding for or on account of Tax; or

(iii)	a Domestic Lender.

“Qualifying State” means a member state of the European Union (other than Spain).

“Tax Credit” means a credit against, relief or remission from, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment made under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute good faith discretion of the person making the determination.

12.2	Tax gross-up

(a)	The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or regulation.

(b)	The Borrower or a Lender shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law or regulation to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due and payable if no Tax Deduction had been required.

(d)	The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by Spain from a payment of interest on a Utilisation, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender under paragraph (ii) of the definition of “Qualifying Lender” and the Borrower is able to demonstrate that the payment could have been made to the Lender without any Tax Deduction if the Lender had complied with its obligations under paragraph (g) below.

(e)	If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or if unavailable such other evidence as is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Lender that is a Qualifying Lender under paragraph (ii) of the definition of “Qualifying Lender” and the Borrower which is required to make a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Lender confirms that it is a Qualifying Lender.

12.3	Tax indemnity

(a)	A Borrower shall (within five Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the amount of any Tax assessed on that Protected Party (together with any interest, costs or expenses payable, directly or indirectly, or incurred in connection therewith) in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) of this Clause 12.3 shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the laws and regulations of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	under the laws and regulations of the jurisdiction in which that Finance Party’s office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim pursuant to paragraph (a) of this Clause 12.3 shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Facility Agent.

12.4	Tax Certificates

(a)	Without prejudice to the other provisions of this Clause 12, in relation to any exemption from or application of a rate lower than that of general application pursuant to any legislation in Spain or any double taxation treaty, or pursuant to any other cause relating to residence status, any Lender which is not a Domestic Lender shall supply the Borrower, through the Facility Agent, prior to the interest payment date with a certificate of residence issued by the pertinent fiscal administration, in the case of a Qualifying Lender which is not a Domestic Lender, accrediting such Qualifying Lender as resident for Tax purposes in a Qualifying State or, as the case may be, accrediting such Lender as resident for Tax purposes in a State which has signed and ratified a double taxation treaty with Spain.

(b)	As such certificates referred to in paragraph (a) of this Clause 12.4 are, at the date hereof, valid only for a period of one year, each such Lender will be required to so supply a further such certificate upon expiry of the previous certificate in relation to any further payment of interest.

(c)	If any Lender which has supplied a certificate under paragraph (a) of this Clause 12.4 becomes aware that any information contained in that certificate is not correct in all material respects throughout the period for which that certificate is valid, it shall, as soon as practicable, supply the Facility Agent with details of that matter, following which the Facility Agent shall supply those details to the Borrower, and, if appropriate, that Lender shall promptly supply a new certificate pursuant to paragraph (a) of this Clause 12.4.

12.5	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.6	Stamp Taxes

The Borrower shall pay and, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such Tax payable in connection with the entering into of a Transfer Certificate.

12.7	Value Added Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any amount in respect of VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all amounts in respect of VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.2 (Increased cost claims) and Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

in each case made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means, without duplication:

(i)	a reduction in the rate of return from the Bridge Facility or on a Finance Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim and a calculation evidencing in reasonable detail the amount of such Increased Costs to be claimed by such Finance Party, following which the Facility Agent shall promptly notify the Borrower and provide the Borrower with such calculations.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law or regulation to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	attributable to the breach by the relevant Finance Party of any law or regulation;

(iv)	attributable to the implementation of or compliance with the “International Convergence of Capital Measurements and Capital Standards—a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation that implements Basel II (whether such implementation or compliance is by a government, governmental regulator, Finance Party or an affiliate thereof); or

(v)	compensated by the payment of any mandatory cost.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Borrower shall, within five Business Days of demand, indemnify each Secured Party against any cost, loss or liability not otherwise compensated under the provisions of this Agreement and excluding any lost profits, consequential or indirect damages (other than interest or default interest) incurred by that Secured Party as a result of its Commitment or the making of any Utilisation under the Finance Documents as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 25 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by the Borrower in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Facility Agent

The Borrower shall promptly indemnify the Facility Agent against any cost, loss or liability directly related to this Agreement incurred by the Facility Agent (acting reasonably and otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct, as the case may be) as a result of:

(a)	investigating any event which it reasonably believes (acting prudently and, if possible, following consultation with the Borrower) is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(c)	the taking, holding, protection or enforcement of the Transaction Security.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise after the date of this Agreement and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality of a Lender), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs).

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall within 15 days of receipt of a demand (and delivery of the relevant receipts, invoices or other documentary evidence), pay the Facility Agent the amount of all costs and expenses (including reasonable legal fees and notarial fees) reasonably incurred by any of the Lenders in connection with the negotiation, preparation, printing and execution of the Finance Documents and the perfection of the Transaction Security.

16.2	Amendment costs

If the Borrower requests an amendment, waiver or consent, the Borrower shall, within five Business Days of demand, reimburse the Facility Agent and each Lender for the amount of all costs and expenses (including legal fees, but in this case, only the reasonable legal fees of one law firm in each relevant jurisdiction acting on behalf of all the Lenders) reasonably incurred by such parties in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Valuation costs

The Borrower shall, within three Business Days of demand, pay to the Facility Agent the cost of any valuation carried out in relation to any Real Property to be delivered in accordance with Clause 19.25 (Valuation).

16.4	Enforcement and preservation costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any other Secured Party as a consequence of taking or holding the Transaction Security or enforcing these rights.

16.5	Transaction Security costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal and notarial fees, property registry costs and stamp taxes) incurred by that Secured Party in connection with the assignment of the benefit of any Transaction Security.

SECTION 8

REPRESENTATION, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party.

17.1	Status

(a)	It is a corporation, duly organised and validly existing under the laws and regulations of Spain.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets, except if the relevant waiver has been obtained or the Borrower has provided evidence, at the satisfaction of the Lenders, as to the fact that no Material Adverse Effect may derive from this.

In particular, the Transaction Security, together with any other Security (that is not Permitted Security under Clause 19.5 (Negative pledge) (other than under paragraph (l)) securing indebtedness of the Borrower and its Subsidiaries (taken as a whole) falls within the limit of an amount equal to 5 per cent of the Adjusted Consolidated Tangible Net Assets of the Group (as such term is defined in Clause 19.5 below), as determined in accordance with GAAP.

17.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5	Validity and admissibility in evidence

All authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations, registrations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect or will be obtained in accordance with the provisions of this Agreement.

17.6	Governing law and enforcement

(a)	The choice of governing law of each of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Spain in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

17.7	Deduction of Tax

Subject to the completion of any procedural formality and any reservations contained in Clause 22 (Changes to the Borrower), it is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender.

17.8	No filing or stamp taxes

Under the laws and regulations of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for those arising from the recording of the Transaction Security at the relevant Property Registries and payment of notarial registry fees and stamp duty.

17.9	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Drawdown.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on them or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

17.10	No misleading information

All material written information supplied by any member of the Group in relation to the Finance Documents is true, complete and accurate in all material respects as at the date it was given or stated to be given and is not misleading in any material respect.

17.11	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

17.12	No proceedings pending or threatened

Except as disclosed in Schedule 8 (Proceedings pending or threatened), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which (i) are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect or (ii) (where not of a frivolous or vexatious nature or where not dismissed within 30 days of commencement) purport to affect the legality, validity or enforceability of any of the obligations under the Finance Documents, have been started or threatened against the Borrower or any Material Subsidiary.

17.13	No winding-up

No legal proceedings or other procedures or steps have been taken or, to the Borrower’s knowledge after reasonable enquiry, are being threatened, in relation to the winding-up, dissolution, administration of the Borrower or Material Subsidiary (other than a solvent liquidation of any Material Subsidiary).

17.14	Material Adverse Change

Except as disclosed in the bank presentations made by Cemex España to Lenders in New York on 13 November 2008 and in Madrid on 14 November 2008, and the guidance relating to the fourth financial quarter of 2008 published by Cemex Parent on 15 December 2008 on its web page and the bank presentations made by Cemex España to Lenders in Madrid on 12 and 13 March 2009, there has been no material adverse change in the Borrower’s business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since the date of the Borrower’s semi annual consolidated financial statements for the half year ended 30 June 2008.

17.15	Environmental compliance

Each member of the Group has performed and observed in all material respects all environmental law, environmental permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

17.16	Environmental Claims

No environmental claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if finally determined against that member of the Group, to have a Material Adverse Effect.

17.17	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

17.18	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

17.19	Security

No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 19.5 (Negative Pledge).

17.20	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security over the Charged Properties.

17.21	Transaction Security

Each Security Document to which it is a party, upon its registration with the relevant Property Registries, validly creates the Security which is expressed to be created by that Security Document and evidences the Security it is expressed to evidence.

17.22	Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations, registrations to use, the assets necessary to carry on its business as presently conducted.

17.23	Legal and beneficial owner

It is the absolute legal owner and beneficial owner of the assets subject to the Transaction Security.

17.24	Centre of main interests and establishments

It has its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”) in its jurisdiction of incorporation; and it has not an “establishment” (as this term is defined in article 2 (h) of the Regulation) in a jurisdiction other than in Luxembourg.

17.25	Times on which representations are made

(a)	All the representations and warranties in this Clause 17 are made to each Finance Party on the date of this Agreement.

(b)	The Repeating Representations are deemed to be made by the Borrower to each Finance Party on the date of each Drawdown Request and on the first day of each Interest Period.

(c)	Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made and in relation to Clause 17.12 (No proceedings pending or threatened), as disclosed from time to time.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Information: miscellaneous

The Borrower shall supply to the Facility Agent:

(a)	all documents dispatched by the Borrower to its shareholders or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or which, to the Borrower’s knowledge after reasonable enquiry, are being threatened or are pending and are likely to be adversely determined against any member of the Group which, in the reasonable opinion of the Borrower, are not spurious or vexatious, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, assets and business of the Borrower or member of the Group as the Facility Agent (or any Lender through the Facility Agent) may reasonably request other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith by any member of the Group provided that the Borrower shall use reasonable efforts to be released from any such confidentiality agreement.

18.2	Notification of default

(a)	The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.3	“Know your client” checks

The Borrower shall promptly upon the request of the Facility Agent or any Lender and each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Facility Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the transactions contemplated in the Finance Documents. For the avoidance of doubt, a Lender will have no obligation towards the Facility Agent to evidence that it has complied with any “know your client” or similar checks in relation to the Borrower.

19.	GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Facility Agent of,

any authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations, registrations required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

19.2	Preservation of corporate existence

Subject to Clause 19.8 (Merger), the Borrower shall (and shall ensure that each of its Material Subsidiaries shall), preserve and maintain its corporate existence and rights.

19.3	Preservation of properties

The Borrower shall (and shall ensure that each of its Material Subsidiaries shall) maintain and preserve all of its properties that are used in the conduct of its business in good working order and condition (ordinary wear and tear excepted).

19.4	Compliance with laws and regulations

(a)	The Borrower shall (and shall procure that each of its Subsidiaries shall) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would be likely to have a Material Adverse Effect.

(b)	The Borrower shall (and shall procure that each of its Subsidiaries shall) ensure that the levels of contribution to pension schemes are and continue to be sufficient to comply with all its and their material obligations under such schemes and generally under applicable laws and regulations, except where failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

19.5	Negative pledge

The Borrower shall not (and shall not permit any of its Subsidiaries to), directly or indirectly, create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired, other than the following Security (“Permitted Security”).

(a)	Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(b)	statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialment incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(c)	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and any deposits of Cemex Australia Holdings Pty Limited (ABN 46 122 401 405) required by law or order of a competent authority in relation to the offer process through which it acquired Rinker Group Pty Ltd (ABN 53 003 433 118);

(d)	any attachment or judgment lien, unless the judgment it secures is for an amount exceeding US$ 10,000,000, shall not, within 15 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 15 days after the expiration of any such stay;

(e)	Security existing on 30 September 2008 as described in Schedule 5 (Existing Security) provided that the principal amount secured thereby is not increased without the consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(f)	any Security on property acquired by the Borrower or any of its Subsidiaries after the date of this Agreement that was existing on the date of acquisition of such property provided that such Security was not incurred in anticipation of such acquisition; and any Security created to secure all or any part of the payment of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the payment of the purchase price, of property acquired by the Borrower or any of its Subsidiaries after the date of this Agreement, provided, further, that (i) any such Security permitted pursuant to this paragraph (f) shall be confined solely to the item or items of property so acquired (including, in the case of any acquisition of a corporation through the acquisition of more than 50 per cent of the voting stock of such corporation, the stock and assets of any acquired Subsidiary or acquiring Subsidiary by which the acquired Subsidiary shall be directly or indirectly controlled) and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to, or is acquired for specific use with, such acquired property; (ii) if applicable, any such Security shall be created within nine Months after, in the case of property, its acquisition, or, in the case of improvements, their completion; and (iii) no such Security shall be made in respect of any indebtedness in relation to repayment of which recourse may be had to any member of the Group (in the form of Security) other than in relation to the item or items as referred to in (i) above;

(g)	any Security renewing, extending or refinancing the indebtedness to which any Security permitted by paragraph (l) above relates; provided that the principal amount of indebtedness secured by such Security immediately prior thereto is not increased and such Security is not extended to other property;

(h)	any Security created on shares representing no more than a Stake in the capital stock of the Borrower’s Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose corporation (including any entity with legal personality) of which such shares constitute the sole assets provided that such Security may not secure Financial Indebtedness of the Borrower or any Subsidiary unless otherwise permitted under this Clause 19.5 and that the economic and voting rights in such capital stock is maintained by the Borrower in its Subsidiaries;

(i)	the Transaction Security;

(j)	any Security permitted by the Facility Agent, acting on the instructions of the Majority Lenders;

(k)	any Security created pursuant to or in respect of a Permitted Securitisation; or

(l)	in addition to the Security permitted by the foregoing paragraphs (a) to (k), Security securing indebtedness of the Borrower and its Subsidiaries (taken as a whole) not in excess of an amount equal to 5 per cent of the Adjusted Consolidated Tangible Net Assets of the Group, as determined in accordance with GAAP, unless, in each case, the Borrower has made or caused to be made effective provision whereby the obligations hereunder are secured equally and rateably with, or prior to, the indebtedness secured by such Security (other than Permitted Security) for so long as such indebtedness is so secured.

For the purposes of paragraph (l) of this Clause 19.5, “Adjusted Consolidated Net Tangible Assets” means, with respect to any person, the total assets of such person and its Subsidiaries (less applicable depreciation, amortisation and other valuation reserves), including any write-ups or restatements required under GAAP (other than with respect to items referred to in (ii) below), minus (i) all current liabilities of such person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licences, concessions, patents, un-amortised debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with GAAP and by reference to the latest consolidated financial statements of the Borrower.

19.6	Acquisitions and Investments

The Borrower shall not (and shall procure that none of its Subsidiaries will) carry out after the date of this Agreement, until the Termination Date:

(i)	any acquisition (other than acquisitions in the ordinary course of trading or those indicated in Schedule 9 (Acquisitions) hereto); or

(ii)	any investments, which are not investments made for the maintenance or replacement of existing plant and equipment used for the business of Cemex Parent or its Subsidiaries exceeding US$ 350,000,000 in aggregate for Cemex Group.

19.7	Permitted Securitisations and leasing transactions

The Borrower shall use its reasonable endeavours to procure that any leasing transactions in respect of material plant and machinery required for the business of the Group or Permitted Securitisations which have been entered into as at the Effective Date continue.

19.8	Merger

(a)	Subject to paragraph (b) of this Clause 19.8, unless it has obtained the prior written approval of the Majority Lenders, the Borrower shall not (and shall ensure that none of its Subsidiaries shall) enter into any amalgamation, demerger, merger or other corporate reconstruction (a “Reconstruction”), other than (i) a Reconstruction relating only to Cemex Parent’s Subsidiaries inter se; (ii) a Reconstruction between the Borrower and any of its Subsidiaries; or (iii) a solvent reorganisation or liquidation of any of the Subsidiaries of the Borrower, provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (a) none of the Security (if any) granted to the Lenders is or are adversely affected as a result, and (b) the resulting entity assumes the obligations of the Borrower the subject of the merger.

(b)	Subject to paragraph (c) of this Clause 19.8, the Borrower may merge with any other person if the book value of such person’s assets prior to the merger does not exceed 3 per cent of the book value of the Group’s assets taken as a whole considered on a consolidated basis.

(c)	No merger otherwise permitted by paragraphs (a) and (b) of this Clause 19.8 shall be so permitted if as a result the then existing ratings of the Borrower would be downgraded whether at the time of, or within 3 Months of, the date of announcement of a Reconstruction, directly as a result of any merger involving the Borrower. Furthermore the resulting entity of any merger otherwise permitted by paragraphs (a) and (b) of this Clause 19.8, shall assume the obligations of the Borrower which is the subject of the merger.

19.9	Change of business

(a)	The Borrower shall not make a substantial change to the general nature of its business from that carried on at the date of this Agreement.

(b)	The Borrower shall not cease to carry on its business.

(c)	The Borrower shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries from that carried on at the date of this Agreement and that there shall be no cessation of such business.

19.10	Insurance

The Borrower shall (and shall ensure that each of its Material Subsidiaries shall) maintain insurances on and in relation to their business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where such insurance is available on reasonable commercial terms.

19.11	Environmental Compliance

The Borrower shall (and shall ensure that each of its Subsidiaries shall) comply in all material respects with all environmental law and obtain and maintain any material environmental permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.12	Environmental Claims

The Borrower shall inform the Facility Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any environmental claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group which is likely to be determined adversely to the member of the Group; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any environmental claim being commenced or threatened against any member of the Group, where the claim would be reasonably likely, if finally determined against that member of the Group, to have a Material Adverse Effect.

19.13	Transactions with affiliates

The Borrower shall (and shall ensure that its Subsidiaries shall) ensure that any transactions with its respective affiliates are on terms that are fair and reasonable and no less favourable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a person who is not an affiliate.

19.14	Pari passu ranking

The Borrower shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

19.15	Subsidiary Financial Indebtedness incurrence

If, at any time, the aggregate outstanding principal amount of Subsidiary Financial Indebtedness exceeds 15 per cent of the Consolidated Total Assets, then for so long as such remains the case, no Subsidiary of the Borrower (except Subsidiaries described in paragraph (e) of the definition of “Subsidiary Financial Indebtedness” below) may, directly or indirectly, create, incur, assume or otherwise become liable with respect to any other Financial Indebtedness.

“Subsidiary Financial Indebtedness” means Financial Indebtedness of a Subsidiary of the Borrower other than:

(a)	Financial Indebtedness of a Subsidiary of the Borrower as disclosed in Schedule 7 (Existing Financial Indebtedness) provided that:

(i)	the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to any extension, refunding or refinancing; and

(ii)	the aggregate amount of all Financial Indebtedness that has been extended, refunded or refinanced under this paragraph (a) shall not exceed US Dollars 250,000,000 (or the equivalent thereof if denominated in another currency), for the avoidance of doubt, it is understood that:

(X)	if any such Financial Indebtedness is successively extended, refinanced or refunded, only the Financial Indebtedness outstanding after giving effect to all such successive extensions, refinancing and refundings shall be counted against the foregoing amount; and

(Y)

any Financial Indebtedness incurred in a currency other than US Dollars pursuant to this paragraph (a) shall continue to be permitted under this paragraph (a), notwithstanding any fluctuation in currency values, as long as the outstanding principal amount of such Financial Indebtedness (denominated in its original currency) does not exceed the maximum amount of such Financial Indebtedness (denominated in such currency) permitted to be outstanding on the date such Financial Indebtedness was incurred);

(b)	Financial Indebtedness of a Subsidiary of the Borrower owed to the Borrower or another Subsidiary of the Borrower;

(c)	Financial Indebtedness of a Subsidiary of the Borrower that was:

(i)	outstanding at the time such Subsidiary became a Subsidiary of the Borrower; or

(ii)	contractually required to be incurred by such Subsidiary at such time,

provided that such Financial Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary of the Borrower and provided that there is no recourse to any member of the Group other than such Subsidiary following the date falling 60 days after such Subsidiary became a Subsidiary of the Borrower;

(d)	any Financial Indebtedness extending the maturity of the Financial Indebtedness referred to in paragraph (c) above, or any refunding or refinancing of the same, provided that the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing;

(e)	Financial Indebtedness of a Subsidiary of the Borrower which:

(i)	has been formed for the purpose of, and whose primary activities are, the issuance or other incurrence of debt obligations to persons other than affiliates of the Borrower and the lending or other advance of the net proceeds of such debt obligations (whether directly or indirectly) to the Borrower; and

(ii)	has no significant assets other than debt obligations, promissory notes and other contract rights in respect of funds advanced to the Borrower; and

(f)	Financial Indebtedness of a Subsidiary of the Borrower incurred pursuant to or in connection with any pooling agreements in place within a bank or financial institution, but only to the extent of offsetting credit balances of the Borrower or its Subsidiaries pursuant to such pooling arrangement.

For the purposes of this Clause 19.15 (Subsidiary Financial Indebtedness incurrence):

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries, as determined in accordance with Spanish GAAP by reference to the most recent financial statements of the Borrower, provided that such financial statements shall be adjusted to reflect the acquisition of any Subsidiary.

19.16	Payment restrictions affecting Subsidiaries

The Borrower shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement (other than any Finance Document) directly limiting the ability of any of its Subsidiaries to:

(a)	declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement entered into by a person prior to such person becoming a Subsidiary, in which case the Borrower shall use its reasonable endeavours to remove such limitations. If however, such limitations are reasonably likely to affect the ability of the Borrower to satisfy its payment obligations under this Agreement, the Borrower shall use its best endeavours to remove such limitations as soon as possible; or

(b)	repay or capitalise any intercompany indebtedness owed by any Subsidiary to the Borrower and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 19.16.

The provisions of paragraphs (a) and (b) above shall not restrict:

(i)	any agreements or arrangements that are binding upon any person in connection with a Permitted Securitisation and any agreement or arrangement that limits the ability of any Subsidiary of the Borrower that transfers receivables and related assets pursuant to a Permitted Securitisation to distribute or transfer receivables and related assets provided that, in each case, all such agreements and arrangements are customarily required by the institutional sponsor or arranger of such Permitted Securitisation in similar types of documents relating to the purchase of receivables and related assets in connection with the financing thereof;

(ii)	customary provisions in joint venture agreements relating to dividends or other distributions in respect of such joint venture or the securities, assets and revenues of such joint venture; and

(iii)	restrictions on distributions applicable to Subsidiaries of the Borrower that are the subject of agreements to sell or otherwise dispose of the stock or assets of such Subsidiaries pending such sale or other disposition.

19.17	Notification of adverse change in Ratings

The Borrower shall promptly notify the Facility Agent of any change in its ratings or outlook.

19.18	Restrictions on Leases

The Borrower shall not grant (or agree to grant):

(a)	any licence or consent (whether expressly or by conduct) for assignment, parting with or sharing possession or occupation, underletting, change of use or alterations in relation to any lease or allow any person any licence or other right to use, occupy or share possession of all or any part of the Charged Property; or

(b)	any lease of, or relating to, any of the Charged Property or accept (or agree to accept) any surrender, cancellation, assignment, charge or any other disposal of, or agree to vary, the provisions of any lease of, or relating to, the Charged Property.

19.19	Access, Repair and Alterations

The Borrower shall:

(a)	supply to the Lenders promptly upon request any information in relation to the Real Property and leases that the Lenders reasonably require and permit the Lenders, their agents, officers and employees free access at all reasonable times (and, prior to Default, on reasonable notice) to view the state and condition of the Charged Property;

(b)	repair and keep in good and substantial repair to the reasonable satisfaction of the Lenders all buildings, trade and other fixtures, plant, machinery and chattels at any time (and, prior to a Default, on reasonable notice) forming part of the Charged Property and when necessary replace such items with others of similar quality and value; and

(c)	not at any time (i) effect, carry out or permit any demolition, reconstruction or rebuilding of or any structural alteration or material change in the use of the Real Property, or (ii) sever or unfix or remove any of the fixtures, fittings, plant or machinery (other than its stock in trade or work in progress) on or in the Charged Property (except for the purpose and in the course of making necessary repairs to that item or of replacing that item with new or improved models or substitutes.

19.20	Compliance with Laws

The Borrower shall comply with:

(a)	all laws for the time being in force; and

(b)	every notice, order, binding directive, licence, consent or permission given or made under any law by, or the requirements of, any competent authority or governmental body,

in each case, insofar as they relate to any Real Property or the occupation and use of any Real Property.

19.21	Planning

The Borrower shall:

(a)	substantially comply with and observe and perform all requirements of the planning laws and all buildings and other regulations and by-laws so far as they affect each Real Property or affect the user of the Real Property;

(b)	substantially comply with any conditions attaching to any planning permissions relating to or affecting the Real Property and will not carry out any development on or of any Real Property or make any material change in use of any Real Property; and

(c)	not enter or agree to enter into any agreement under the planning law (acuerdos de planeamiento urbanístico).

19.22	Notices

The Borrower shall:

(a)	promptly give to the Lenders full particulars and, if requested by the Lenders, a copy of, any notice, order, directive, designation, resolution or proposal which applies to any of the Charged Property or to the area in which it is situated by any planning authority or other public body or authority under or by virtue of the Planning Acts or environmental laws or any other statutory power conferred by any other law; and

(b)	if required by the Lenders, without delay and at the cost of the Borrower, take all reasonable or expedient steps to comply with any such notice or order including, if so requested, joining with the Lenders in making such objections or representations against or in respect of any proposal for such a notice or order as the Lenders shall consider expedient.

19.23	Title

The Borrower shall:

(a)	observe and perform all restrictions and obligations deriving from easements or other rights over real estate or from urban planning now or at any time affecting any Real Property to the extent that they are subsisting and capable of being enforced; and

(b)	duly and diligently enforce all restrictions or other obligations deriving from easements or other rights over real estate or from urban planning benefiting any Real Property and not waive, release or vary (or agree so to do) the obligations of any other party thereto.

19.24	Compensation Payments

If any moneys become payable to the Borrower by way of compensation in respect of the Real Property subject to the Transaction Security, those moneys shall, unless the Lenders otherwise agree in writing, be transferred to a bank account to be determined by the Lenders open in the name of the Borrower, which shall be subject to the relevant Security in favour of the Secured Parties. Such amounts shall be applied as established in the Transaction Security.

The Lenders shall be entitled and are irrevocably authorised by the Borrower to give a good receipt on behalf of the Borrower for those moneys.

19.25	Valuation

The Borrower shall, within a maximum period of 30 days as from the date of this Agreement, obtain a valuation prepared by a mutual acceptable valuation company (for the avoidance of doubt, TINSA shall be an acceptable valuation company for the Lenders) and addressed to the Borrower for the benefit of the Secured Parties showing a valuation in respect of the Real Property.

19.26	Transaction Security

In the event that the Transaction Security cannot be recorded with the relevant Property Registries corresponding to the Charged Property due to a defect that cannot be cured (defecto insubsanable), the Borrower shall be obliged to grant a mortgage security for an equivalent amount of that of the Transaction Security within a period of five Business Days as from the date on which the Borrower was notified of the rejection by the corresponding Property Registries. Such new mortgage security shall be satisfactory for the Lenders and shall be granted in a manner allowing in any case its recording with the relevant Property Registries.

20.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 20 is an Event of Default.

20.1	Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

20.2	Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) of this Clause 20.2 above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Facility Agent giving written notice to the Borrower or the Borrower becoming aware of the failure to comply, whichever is the earlier.

20.3	Misrepresentation

Any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.4	Cross acceleration

(a)	Any Financial Indebtedness of the Borrower or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Borrower or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 20.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) of this Clause 20.4 above is less than US$75,000,000 (or its equivalent in any other currency or currencies).

20.5	Insolvency

(a)	The Borrower or its Material Subsidiaries falls within any of the events of circumstances set out under article 2 of the Spanish Law 22/2003, dated 9 July on Insolvency (“Ley Concursal”); or

(b)	the Borrower or its Material Subsidiaries presents a request to be declared insolvent pursuant to Spanish Law 22/2003 dated 9 July (or for foreign Material Subsidiaries, in any other insolvency proceeding that may apply in accordance with the applicable legislation in the relevant jurisdiction) or if such request is made by a third party, it is admitted by judicial order.

20.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or Material Subsidiaries, other than a solvent liquidation or reorganisation of any of the Material Subsidiaries;

(b)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or Material Subsidiaries or any of their assets;

or any analogous procedure or step is taken in any jurisdiction.

This paragraph shall not apply to any winding-up petition (or equivalent procedure in any jurisdiction) which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

20.7	Expropriation and sequestration

Any expropriation or sequestration affects any asset or assets of the Borrower or any Material Subsidiary and has a Material Adverse Effect.

20.8	Creditors’ process and enforcement of Security

(a)	Any Security is enforced against any the Borrower any Material Subsidiary.

(b)	Any attachment, distress or execution affects any asset or assets of the Borrower or any Material Subsidiary which is reasonably likely to cause a Material Adverse Effect.

(c)	No Event of Default under paragraphs (a) or (b) of this Clause 20.8 above will occur if:

(i)	the action is being contested in good faith by appropriate proceedings;

(ii)	the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than US$75,000,000 (or its equivalent in any other currency or currencies); and

(iii)	the enforcement proceedings, attachment, distress or execution is or are discharged within 60 days of commencement.

20.9	Failure to comply with judgment

The Borrower or any Material Subsidiary fails to comply with or pay any sum due from it under any judgment or any order made or given by any court of competent jurisdiction, unless payment of any such sum is suspended pending an appeal.

20.10	Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective, in either case where non-performance is reasonably likely to cause a Material Adverse Effect.

20.11	Transaction Security

(a)	The Borrower fails to perform or comply with any of the obligations assumed by it in the Security Documents.

(b)	At any time any of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective.

(c)	At any time, any of the Transaction Security fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Security.

No Event of Default under this Clause 20.11 (Transaction Security) will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) calendar days of the Facility Agent giving written notice to the Borrower or the Borrower becoming aware of the failure to comply, whichever is the earlier.

20.12	Material adverse change

Any material adverse change arises in the financial condition of the Group taken as a whole, which the Majority Lenders reasonably determine would result in the failure by the Borrower to perform its payment obligations under any of the Finance Documents.

20.13	Valuation

The Borrower does not obtain, within a maximum period of 30 days as from the date of this Agreement, a valuation prepared by a mutually acceptable valuation company and addressed to the Borrower for the benefit of the Secured Parties showing a valuation in respect of the Real Property as set out under Clause 19.25 (Valuation) above.

20.14	Transaction Security

The Borrower fails to comply with the obligation to grant an alternative mortgage security to the Transaction Security upon rejection of the recording of the latter with the relevant Property Registries corresponding to the Charged Properties for any reason whatsoever, in accordance with Clause 19.26 (Transaction Security).

20.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, while such Event of Default is continuing and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	exercise any or all of its rights, remedies and powers under any of the Finance Documents; and

(d)	declare the early termination of this Agreement.

The above shall not affect the individual right of each Lender to accelerate this Agreement in relation to its participation herein if after twenty (20) calendar days from the date on which an Event of Default under Clause 20 (Event of Default) has occurred and is continuing, the Majority Lenders have not chosen to carry out the actions set out under paragraphs (a) through (d) above.

Notwithstanding the above, the Lender/s individually accelerating this Agreement shall only be entitled to enforce the Transaction Security with the unanimous consent of the Lenders.

SECTION 9

CHANGES TO PARTIES

21.	CHANGES TO THE LENDERS

21.1	Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits in respect of any Drawdown; or

(b)	transfer any of its rights, benefits and obligations in respect of any Commitment or any Drawdown,

to another bank or financial institution of those referred to in article 2 of Spanish Law 2/1981, dated 25 March, on the Mortgage Market (the “New Lender”), provided that no Lender may transfer or assign any of its rights, benefits or obligations under the Finance Documents to any U.S. Lender or enter into a sub-participation agreement in respect of such rights, benefits or obligations with a U.S. Lender, and provided that the prior consent of the Borrower has been obtained, except if the New Lender is one of the G12 Lenders, in which case the Borrower’s consent shall be understood to be already granted.

21.2	Conditions of assignment or transfer

(a)	The Borrower must be notified no later than one Business Day prior to the proposed date of any assignment or transfer pursuant to this Clause 21.1 (Assignments and transfers by the Lenders).

(b)	An assignment or a transfer will be effective only:

(i)	on receipt by the Facility Agent of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was a Lender;

(ii)	on the satisfaction of the Facility Agent with the results of all “know your client” or other checks relating to the identity of any person that it is required by law to carry out in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender; and

(iii)	if the procedure set out in Clause 21.5 (Procedure for transfer or assignment) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender under Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs),

then the New Lender is entitled to receive payment under those Clauses only to the same extent as the Existing Lender would have been if the assignment, transfer or change had not occurred.

(d)	In addition to the other assignment rights provided in this Clause 21, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Utilisations) provided that no such assignment shall release the assigning Lender from any of its obligations under this Agreement.

21.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$ 2,000.

21.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law or regulation are excluded.

(b)	Each New Lender confirms to the Existing Lender, and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

21.5	Procedure for transfer or assignment

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer or assignment is effected in accordance with paragraph (b) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and send a copy to the Borrower.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer its rights, and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Facility Agent, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(iv)	the Existing Lender and the New Lender shall execute before a notary a public deed (escritura pública) in which the assignment or transfer is documented, filing this with the relevant Property Registries; and

(v)	the New Lender shall become a Party as a “Lender”.

21.6	Copy of Transfer Certificate to the Borrower

The Facility Agent shall, as soon as reasonably practicable after it has received a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

21.7	Disclosure of information

(a)	Any Lender may disclose to any of its affiliates and any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate provided that (in the case of paragraphs (i) and (ii) only) the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)	Any Lender may also disclose the size and term of the Bridge Facility and the name of the Borrower to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

21.8	Interest

All interest accrued in the Interest Period in which a transfer is effective shall be paid to the Existing Lender.

22.	CHANGES TO THE BORROWER

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

23.	ROLE OF THE FACILITY AGENT

23.1	Appointment of the Facility Agent

(a)	Each of the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

23.2	Duties of the Facility Agent

(a)	The Facility Agent shall promptly forward to a Party the original or a copy of any document (including, but not limited to, the Borrower’s annual financial statements) which is delivered to the Facility Agent for that Party by any other Party.

(b)	The Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Facility Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

23.3	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent as a trustee or fiduciary of any other person.

(b)	The Facility Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

23.4	Business with the Group

The Facility Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

23.5	Rights and discretions

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document (including, for the avoidance of doubt, any representation, notice or document communicating the consent of the Majority Lenders pursuant to Clause 33.1 (Required consents)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Drawdown Request) is made on behalf of and with the consent and knowledge of the Borrower.

(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law and regulation or a breach of a fiduciary duty or duty of confidentiality.

23.6	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

23.7	Responsibility for documentation

The Facility Agent:

(a)	is not responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Borrower or any other person given in or in connection with any Finance Document; or

(b)	is not responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security.

23.8	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Facility Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent to carry out any checks pursuant to any laws or regulations relating to money laundering in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.

23.9	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Finance Document).

23.10	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Facility Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent (acting through an office in the European Union).

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment and acceptance of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 23.10. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

23.11	Confidentiality

(a)	In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

23.12	Relationship with the Lenders

The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

23.13	Credit appraisal by the Finance Parties

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

23.14	Reference Banks

If a Reference Bank (or an affiliate of a Reference Bank) becomes a Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Reference Bank that is not a Lender or an affiliate of a Lender. In the event that any of the Reference Banks takes part in a merger, is wound up or ceases to exist for any reason, as well as if for any circumstance it acquires the status of Lender under this Agreement, the Facility Agent will designate the entity that must occupy the place of the former, communicating such appointment to the Lenders and to the Borrower as soon as possible.

23.15	Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax (but without prejudice to the terms of Clause 12.3 (Tax indemnity)).

25.	SHARING AMONG THE FINANCE PARTIES

25.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 26 (Payment Mechanics) (whether by way of set-off or otherwise) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 26 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 26.5 (Partial payments).

25.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 26.5 (Partial payments).

25.3	Recovering Finance Party’s rights

(a)	On a distribution by the Facility Agent under Clause 25.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

25.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 25.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

25.5	Exceptions

(a)	This Clause 25 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 25, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

26.	PAYMENT MECHANICS

26.1	Payments to the Facility Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payments by the Borrower or Lenders shall be made to such account as the Facility Agent specifies.

26.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 26.3 (Distributions to a Borrower), Clause 26.4 (Clawback) and Clause 23.15 (Deduction from amounts payable by the Facility Agent) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice.

26.3	Distributions to a Borrower

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 27 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

26.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

26.5	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent (including of any Receiver or Delegate) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lenders hereby expressly agree that the Facility Agent shall not apply any amount received in accordance with paragraph (a) above to discharge the obligations of the Borrower owed to a Lender if such partial payment received by the Facility Agent is as a result of that Lender being considered as a subordinated creditor by operation of any insolvency law.

26.6	No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

26.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

26.8	Currency of account

(a)	Subject to paragraphs (b) to (f) below, US Dollars is the currency of account and currency of payment for any sum due from the Borrower under this Agreement and any Fee Letter.

(b)	A repayment of a Drawdown or Unpaid Sum or a part of a Drawdown or Unpaid Sum shall be made in the currency in which that Drawdown or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Unless otherwise provided in this Agreement or any other Finance Document, any amount (including fees) payable in respect of the Bridge Facility shall be paid in US Dollars.

(e)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(f)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

26.9	Change of currency

(a)	Unless otherwise prohibited by law or regulation, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

27.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	NOTICES

28.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or (in accordance with Clause 28.5 (Electronic communication)) by email.

28.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

28.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

(iii)	and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Facility Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause 28 will be deemed to have been made or delivered to the Borrower.

(e)	Any notice delivered in accordance with this Clause 28 after 4 p.m. local time in the place of delivery on a given day shall be deemed to have been received on the next Business Day after such day.

28.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 28.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

28.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender and/or the Borrower under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender and/or the Borrower:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender and/or the Borrower will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender and/or the Borrower to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

29.	FACILITY ACCOUNT

29.1	Facility Agent’s account

The Agent, acting in such capacity, will open and carry in its books one special account in the name of Cemex España, where the Agent shall debit the amount of principal, ordinary interest, commissions, fees, costs, indemnity interest, additional costs and other sums owed by Cemex España, by virtue of this Agreement, and will pay into the account all sums received by the Agent to pay the amounts owed by Cemex España as a consequence of the same, so that the balance of such account reflect at all times the amount owed by Cemex España by virtue of this Agreement.

By this way, the liquid balance owed by the Borrowers to each and every one of the Lenders in relation to the Bridge Facility will be settled at all times and in accordance with that provided for in this Agreement.

29.2	Account of each of the Lenders

In addition to the unified account mentioned in Clause 29.1 above, each of the Lenders will open and keep in its books a special account equivalent to the one described in Clause 29.1, where the relevant Lender will reflect the amounts owed to the same by Cemex España because of this Agreement, as well as the ones paid to the former by the latter, so that the balance of the mentioned account reflect at any given time the sums owed by Cemex España to the relevant Lender by virtue of this Agreement.

29.3	It is expressly agreed that the balances shown on the accounts referred to in Clauses 29.1 (Facility Agent’s account) and/or 29.2 (Account of each of the Lenders), duly certified by the Agent or by the relevant Lender, shall be admissible as evidence in legal proceedings, in the absence of error, in accordance with that expressly agreed in Clause 30 (Calculations and Certificates).

30.	CALCULATIONS AND CERTIFICATES

30.1	Spanish Civil Procedure

(a)	In the event that the Bridge Facility is declared totally or partially due and an Unpaid Sum exists, the Facility Agent or, as the case may be, the Lender independently bringing the action pursuant to Clause 20.15 of this Agreement, will settle the accounts mentioned in Clauses 29.1 (Facility Agent’s account) and/or 29.2 (Account of each of the Lenders) it being expressly agreed that, for the purposes of payment and dispatch of enforcement, or for the purposes of judicial or non-judicial claims, the balance resulting from such accounts, duly certified by the Facility Agent or by the Lender separately exercising the action, will be a due and payable amount, which may be used as evidence in judicial proceedings and will have full legal effect.

(b)	For the purposes of the provisions of Section 572 of the Civil Procedure Act, the parties expressly agree that, enforcement may be made against the Borrower for the amount resulting from the settlement made by the Facility Agent or by the relevant Lenders in the manner agreed by the parties to this Agreement, serving prior notice to the Borrower of the amount resulting from the settlement. In order to bring the enforcement action, the Facility Agent or the relevant Lenders shall submit this Agreement in a self-executory document as well as the certificate issued by the Facility Agent or the relevant Lender setting out the balance resulting from the settlement made and a notarial statement of the debit and credit items and those relating to the application of interest, attaching to the same the certified document evidencing that the settlement was made in the manner agreed in this Agreement.

(c)	The settlement set out in the above paragraphs shall include all the concepts or some of them, following the Section 573.3 of the Civil Procedure Act, without implying any waiver to any amount owed by the Borrower by virtue of this Agreement.

(d)	Without prejudice to Clause 14.1 (Currency Indemnity) above, for the purpose of enforcement procedures, any translation from US Dollars into Euros shall be at the official rate of exchange recognised by the European Central Bank (Euro foreign exchange reference rate) for the conversion of US Dollars into Euros.

30.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

30.4	No personal liability

If an individual signs a certificate on behalf of the Borrower or any other member of the Group and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the laws or regulations of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party or Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or regulation.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Any term of the Finance Documents may be amended only with the consent of a Qualified Majority Lenders and the Borrower and any such amendment will be binding on all Parties.

(b)	Subject to Clause 33.2 (Exceptions), any term of the Finance Documents may be waived only with the consent of the Majority Lenders and the Borrower and any such waiver will be binding on all Parties, including on any Lender voting against such waiver.

33.2	Exceptions

(a)	A waiver or amendment that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the Availability Period or to the date of any scheduled payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment;

(vi)	a change to the Borrower;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.4 (Finance Parties’ rights and obligations), Clause 21 (Changes to the Lenders), Clause 22 (Changes to the Borrower) (save to the extent a provision of Clause 22 refers only to requiring the approval of the Majority Lenders) or this Clause 33;

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(x)	the Conditions Precedent set out under Schedule 1 hereto,

shall not be made without the prior consent of all the Lenders.

(b)	A waiver which relates to the rights or obligations of the Facility Agent, may not be effected without the consent of the Facility Agent at such time.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

34.	GOVERNING LAW

This Agreement and all non-contractual obligations arising from or connected with it are governed by Spanish law.

35.	ENFORCEMENT

35.1	Jurisdiction of Spanish Courts

(a)	Without prejudice to the enforcement of the Transaction Security in the courts corresponding to the place where any of the Charged Property is located, the Parties agree that the courts of Madrid (capital) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to non-contractual obligations arising from or in connection with this Agreement or a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Madrid (capital) are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 35.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law or regulation, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.	SUMMARY OF THE AGREEMENT

A summary of this Agreement has been elaborated in order to be incorporated as annex to the Transaction Security and to be filed with the Property Registries corresponding to the Charged Property (the “Summary”). The Parties acknowledge that, to the bests of their knowledge, the Summary accurately reflects the main terms of this Agreement. Nonetheless, the Parties agree that the terms and conditions of this Agreement shall prevail with regard to those aspects not foreseen under the Summary and/or those aspects set out under the Summary that may not be consistent with this Agreement. In addition, the Parties agree that any of them may at any time request a sworn translation of this Agreement and carry out the necessary actions in order for it to be registered with the relevant Property Registries, the cost of which shall be borne by the Borrower. The Parties undertake to cooperate amongst themselves in order to facilitate the translation and the entry into the relevant Property Registries.

CEMEX ESPAÑA, S.A.

By Proxy

/s/ Juan Pelegrí y Girón
Mr. Juan Pelegrí y Girón

BANCO SANTANDER, S.A.

By Proxy

/s/ José Manuel Colomes Montañés	/s/ Juan de la Hera Salvador
Mr. José Manuel Colomes Montañés	Mr. Juan de la Hera Salvador

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By Proxy

/s/ José Garcia Casteleiro	/s/ José María de Miguel Jiménez
Mr. José Garcia Casteleiro	Mr. José María de Miguel Jiménez

SCHEDULE 1

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Drawdown

1.	The Borrower

(dd)	A copy of the current constitutional documents, including by-laws of Cemex España, certified by the Secretary of the Board of Directors.

(ee)	A power of attorney granting a specific individual or individuals sufficient power to sign the Finance Documents on behalf of the Borrower or a certificate of the resolution of the board of directors of the Borrower issued by the Secretary of the Board of Directors;

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(ff)	The Lenders have no knowledge of any petition for an insolvency proceeding of the Borrower.

2.	Finance Documents

(a)	This Agreement executed by the parties hereto.

(b)	Any Fee Letter.

(c)	The Security Documents executed by the parties thereto, duly filed with the relevant Property Registries corresponding to the Charged Property, as evidenced in a manner satisfactory to the Lenders. The electronic submission by the Notary of the Security Documents (presentación telemática) will be considered as a due filing.

3.	Real Property

The results of property registry searches for each Real Property dated no earlier than seven (7) days prior to the First Drawdown Date showing the Borrower title to the Real Property and no existing Security over that Real Property.

4.	Other Documents and Evidence

The Original Financial Statements of the Borrower and the semi annual unaudited consolidated financial statements of Cemex España for the half year ended 30 June 2008.

Part II

Conditions Precedent Required to be delivered for subsequent Drawdowns

(gg)	Evidence that form of a conditional waiver and deferral agreement or another agreement with equivalent effects has been entered into, among others, between the G12 Lenders, Cemex Parent, Cemex España and other companies of the Cemex Group.

(hh)	Evidence that there has been no acceleration nor there is any inminent or potential acceleration of any liabilities of Cemex España Finance LLC under the US Private Placement.

(ii)	Evidence that US$ 200,000,000 of additional Financial Indebtedness has been made available to the Cemex Parent or the Borrower or any member of the Cemex Group.

(jj)	Evidence that discussions with the G12 Lenders are advancing positively with a view to the granting of a liquidity facility in an amount sufficient to cover any liquidity needs of Cemex Group.

(kk)	Evidence that the Transaction Security has been duly recorded at the relevant Property Registries corresponding to the Charged Properties.

(ll)	A copy of form PE-1 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) in relation to this Agreement if legally necessary.

(g)	The Lenders have no knowledge of any petition for an insolvency proceeding of the Borrower.

SCHEDULE 2

REQUESTS

Part I

Drawdown Request

From: [the Borrower]

To: [Agent]

Dated:

Dear Sirs

CEMEX – US$ 200,000,000 Secured Bridge Facility Agreement

dated [—] (the “Bridge Facility Agreement”)

1.	We refer to the Bridge Facility Agreement. This is a Drawdown Request. Terms defined in the Bridge Facility Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.	We wish to borrow a Utilisation under the Bridge Facility on the following terms:

(a)	Proposed Drawdown Date:	[·] (or, if that is not a Business Day, the next Business Day)

(b)	Borrower:	[·]

(c)	Currency of	US$

Utilisation:

(d)	Amount:	[·] or, if less, the Available Bridge Facility

(e)	Interest Period:	[·]

3.	We confirm that, to the extent applicable, each condition specified in [Clause 4.1 (Inital Conditions Precedent) / Clause 4.2 (Further conditions precedent)] is satisfied or waived on the date of this Drawdown Request.

4.	The proceeds of each Utilisation should be credited to the relevant accounts as follows:

[ ].

5.	This Drawdown Request is irrevocable.

6.	Terms used in this Drawdown Request which are not defined in this Drawdown Request but are defined in the Bridge Facility Agreement shall have the meaning given to those terms in the Bridge Facility Agreement.

Yours faithfully

authorised signatory for

[the Borrower]

Part II

Selection Notice

From:	CEMEX España, S.A.

To:	[Agent]

Dated:

Dear Sirs

CEMEX – US$ 200,000,000 Secured Bridge Facility Agreement

dated [—] (the “Bridge Facility Agreement”)

7.	We refer to the Bridge Facility Agreement. This is a Selection Notice. Terms defined in the Bridge Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

8.	We refer to the following Utilisation[s] with an Interest Period ending on [ ]*.

We request that the next Interest Period for the above Utilisation[s] is [    ]].**

9.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Cemex España, S.A.

NOTES:

*	Insert details of all Term Utilisations for the Bridge Facility which have an Interest Period ending on the same date.
**	Use this option if sub-division is not required.

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

To:	[Agent]

Cemex España, S.A.

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

CEMEX – US$ 200,000,000 Secured Bridge Facility Agreement

dated [—] (the “Bridge Facility Agreement”)

10.	We refer to the Bridge Facility Agreement. This is a Transfer Certificate. Terms defined in the Bridge Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

11.	We refer to Clause 21.5 (Procedure for transfer or assignment):

(mm)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule to this certificate in accordance with Clause 21.5 (Procedure for transfer or assignment).

(nn)	The proposed Transfer Date is [—].

(oo)	The office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 28.2 (Addresses) are set out in the schedule to this certificate.

12.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 21.4 (Limitation of responsibility of Existing Lenders).

13.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

14.	We confirm that we have carried out and are satisfied with the results of all compliance checks we consider necessary in relation to our participation in the Bridge Facility.

15.	The New Lender confirms that it is not a U.S. Lender (and has not entered into a sub-participation agreement with a U.S. Lender in respect of the Commitment to be transferred pursuant hereto).

16.	The New Lender confirms, for the benefit of the Facility Agent and the Borrower, that it is:

(pp)	[a Qualifying Lender];

(qq)	[not a Qualifying Lender];

(rr)	[a G12 Lender].

17.	This Transfer Certificate is governed by Spanish law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[office address, email, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [—].

[Agent]

By:

According to Clause 21.5(b)(iv) of the Facility Agreement, the Existing Lender and the New Lender

shall execute before a notary a public deed (escritura pública) in which the assignment or transfer is documented, filing this with the relevant Property Registries.

SCHEDULE 4

FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Bank]

To:

[insert name of Potential Lender]

Re: The Bridge Facility

Borrower: Cemex España, S.A. and Cemex [ ] (the

“Borrower”)	Date:

Amount: US$ [ ]

Agent:

Dear Sirs

We understand that you are considering participating in the Bridge Facility. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

18.	Confidentiality Undertaking: You undertake:

(ss)	to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(tt)	to keep confidential and not disclose to anyone except as provided for by paragraph 2 below the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Bridge Facility;

(uu)	to use the Confidential Information only for the Permitted Purpose;

(vv)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(ww)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Bridge Facility.

19.	Permitted Disclosure: We agree that you may disclose such Confidential Information and such of those matters referred to in paragraph 1(b) above to the extent necessary for the Permitted Purpose:

(xx)	to members of the Participant Group and their officers, directors, employees, professional advisers and auditors if any person to whom the Confidential Information is to be given pursuant to this paragraph 2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(yy)	in the event that you become a Lender under the Bridge Facility Agreement, in accordance with and subject to the terms of clause 21 of the Bridge Facility Agreement;

(zz)	to any person to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or

(aaa)	with the prior written consent of us and the Borrower.

20.	Notification of Disclosure: You agree (to the extent permitted by law and regulation) to inform us:

(bbb)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph 2(c) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ccc)	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

21.	Return of Copies: If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(c) above.

22.

Continuing Obligations: The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of

(a) the date on which you become a party to the Bridge Facility Agreement or (b) twelve months after the date at which you have returned all Confidential Information supplied by us to you and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed.

23.	No Representation; Consequences of Breach, etc: You acknowledge and agree that:

(ddd)	neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

(eee)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

24.	Entire Agreement: This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

25.	No Waiver: No failure or delay in exercising any right or remedy under this letter will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any further exercise thereof or the exercise of any other right or remedy under this letter.

26.	Amendments, etc: The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

27.	Inside Information: You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

28.	Nature of Undertakings: The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

29.	Third party rights: Subject to this paragraph 12 and to paragraphs 6 and 9, a person who is not a party to this letter has no right to enforce or to enjoy the benefit of any term of this letter.

(fff)	The Relevant Persons and each member of the Group may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 12.

(ggg)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

30.	Governing Law and Jurisdiction:

(hhh)	This letter (including the agreement constituted by your acknowledgement of its terms) and all non-contractual obligations arising from or connected with it are governed by and shall be construed in accordance with Spanish law.

(iii)	The parties submit to the non-exclusive jurisdiction of the courts of Spain and the venue of Madrid (capital).

31.	Definitions: In this letter (including the acknowledgement set out below):

“Bridge Facility Agreement” means the bridge facility agreement entered into or to be entered into in relation to the Bridge Facility.

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents and/or the Bridge Facility which is provided to you in relation to the Finance Documents or Bridge Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(jjj)	is or becomes public information other than as a direct or indirect result of any breach of this letter;

(kkk)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(lll)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Finance Documents” means the documents defined in the Bridge Facility Agreement as Finance Documents.

“Group” means Cemex Parent and each of its Subsidiaries from time to time.

“Borrower” means a borrower under the Bridge Facility Agreement.

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Bridge Facility.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Existing Bank]

To:	[Existing Bank]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Lender]

SCHEDULE 5

EXISTING SECURITY

Borrowers	Lender	Security	Total Principal Amount of Indebtedness Secured as of 30 September 2008 (millions of euro based on exchange rate of €1/US$1.433)
CEMEX, Inc.	Hampton	Land related with the Promissory Note	0.03

RMC Beton Šląsk Sp. z o.o.	SG Equipment Leasing Polska Sp. z.o.o.	Plant Equipment	1.61

CEMEX BETONS CENTRE et BRETAGNE	CITICAPITAL	Equipment related with the credit	0.01

CEMEX GRANULATS RHONE-MEDITERRANEE	SLIBAIL IMMOBILIER	Equipment related with the credit	0.56

CEMEX BETONS NORD QUEST	SLIBAIL IMMOBILIER	Equipment related with the credit	0.10

ETABLISSEMENT CHARROY	BAIL ACTEA	Equipment related with the credit	0.04

Cemex SIA	Disko Leasing GmbH	Truck finance lease	0.00

Transbeton Lieferbeton Gesellschaft m.b.H.	Raiffeisenbank Bruck an der Mur eg. Gen.	Equipment related with the credit	2.29

Quarzsandwerk Wellmersdorf GmbH & Co. KG	Raiffeisenbank Obermain Nord eG	Land related with the credit	0.03

CEMEX Kies Hamburg GmbH & Co. KG	Kreissparkasse Herzogfum Lauenburg	Land related with the credit	0.21

Cemex UK Operations Limited	ING Lease (UK) Limited	Equipment related with the credit	14.89

Cemex UK Operations Limited	Lloyds TSB Asset Finance	Equipment related with the credit	2.77

RMC Beton Šląsk Sp. z o.o.	Bankowy Fundusz Leasingowy S.A.	Plant Equipment	0.01

Denis Tarrant & Sons Limited	National Irish Asset Finance Limited	Plant Equipment	0.98

TOTAL			23.50

SCHEDULE 6

MATERIAL SUBSIDIARIES

As of September 30, 2008

CEMEX, Inc

CEMEX Construction Materials Pacific LLC

CEMEX Materials, LLC

CEMEX UK Operations Limited

CEMEX Deutschland AG

CEMEX Investment Limited

CEMEX France Gestion

SCHEDULE 7

EXISTING FINANCIAL INDEBTEDNESS

As of 30 September 2008

€ millions

FX rate $/€: 1.4075

		OUTSTANDING
BORROWER	INSTRUMENT	AMOUNT (€ million)	FINAL MATURITY
CEMEX UK	Loan Notes	9.85	Dec’ 2009
	SUBTOTAL	9.85
	Bond Issues	121.02	Jul’ 2025
	SBLC T.E. Bonds*	30.82	Feb’ 2013 to Mar’ 2025
CEMEX, INC.	LT debt with credit entities	139.43	Mar’ 2010 & Apr’ 2011
	ST debt with credit entities	312.37	Dec’ 2008 to Apr’ 2009
	SUBTOTAL	603.63
	Loan Notes	2.18
	LT debt with credit entities	11.96	Between 2008 - 2014
CEMEX INVESTMENTS LIMITED	ST debt with credit entities	26.07
	Other Debt	5.13
	SUBTOTAL	45.33
PUERTO RICAN CEMENT COMPANY	Credit Line (US$30mm)	21.35	Aug’ 2009
	SUBTOTAL	21.35
CONSTRUCTION FOUNDING CORPORATION	Debt with credit entities	58.80	Feb’ 2009
	SUBTOTAL	58.80
	Debt with credit entities	3.82
CEMEX FRANCE GESTION	Debt with Group & Associated Companies	4.26	Between 2008 - 2013
	Other Debt	2.64
	SUBTOTAL	10.71
	Debt with Group & Associated Companies	0.36
OTHER COMPANIES	ST debt with credit entities	30.16	—
	Other	2.27
	SUBTOTAL	32.78
	TOTAL	782.46

*	Stand by letters of credit over tax-exempt bonds. Maturities shown correspond to these bonds.

SBLC renewed on an annual basis.

SCHEDULE 8

PROCEEDINGS PENDING OR THREATENED

As of 31 December 2008

32.	Environmental Matters

United States

As of 31 December 2008, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$43 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, which might be categorized as hazardous substances or wastes, and (ii) the cleanup of sites used or operated by CEMEX, Inc., including discontinued operations, regarding the disposal of hazardous substances or wastes, either individually or jointly with other parties. Most of the proceedings are in the preliminary stage, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. considers that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with or litigation against potential sources of recovery have been completed.

CEMEX Construction Materials Florida, LLC f/k/a Rinker Materials of Florida, Inc. (“CEMEX Florida”), a subsidiary of CEMEX, Inc., holds one federal quarry permit and is the beneficiary of one of 10 other federal quarrying permits granted for the Lake Belt area in South Florida. The permit held by CEMEX Florida covers CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Krome quarry is operated under one of the other federal quarry permits. The FEC quarry is the largest of CEMEX Floridas’ quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry. A ruling was issued on 22 March 2006 by a judge of the U.S. District Court for the Southern District of Florida in connection with litigation brought by environmental groups concerning the manner in which the permits were granted. Although not named as a defendant, CEMEX Florida has intervened in the proceedings to protect its interests. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies in connection with the issuance of the permits. The judge remanded the permits to the relevant governmental agencies for further review, which review the governmental agencies have indicated in a recent announcement should take until mid February 2009 to conclude. The judge also conducted further proceedings to determine the activities to be conducted during the remand period. In July 2007, the judge issued a ruling that halted certain quarrying operations at three non-CEMEX Florida quarries. The judge left in place CEMEX Florida’s Lake Belt permits until the relevant government agencies complete their review. In a May 2008 ruling, the federal appellate court determined that the district court judge did not apply the proper standard of review to the permit issuance decision of the governmental agency, vacated the district court’s prior order, and remanded the proceeding to the district court to apply the proper standard of review; this review remains pending before the district court judge. If the Lake Belt permits are ultimately set aside or quarrying operations under them restricted, CEMEX Florida will need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect profits from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt could also have a material adverse effect on our financial results.

Europe

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulator view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £122 million, and an accounting provision for this sum has been made at 31 December 2007.

In 2003, the European Union adopted a directive implementing the Kyoto Protocol on climate change and establishing a greenhouse gas emissions allowance trading scheme within the European Union. The directive requires Member States to impose binding caps on carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the mineral industry (including cement production) and the pulp, paper or board production business. Under this scheme, companies with operations in these sectors receive from the relevant Member States allowances that set limitations on the levels of greenhouse gas emissions from their installations. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Companies can also use credits issued from the use of the flexibility mechanisms under the Kyoto protocol to fulfill their European obligations. These flexibility mechanisms provide that credits (equivalent to allowances) can be obtained by companies for projects that reduce greenhouse gas emissions in emerging markets. These projects are referred to as Clean Development Mechanism (“CDM”) or joint implementation projects depending on the countries where they take place. Failure to meet the emissions caps is subject to heavy penalties.

Companies can also use, up to a certain level, credits issued under the flexible mechanisms of the Kyoto protocol to fulfill their European obligations. Credits for Emission Reduction projects obtained under these mechanisms are recognized, up to a certain level, under the European emission trading scheme as allowances. To obtain these emission reduction credits, companies must comply with very specific and restrictive requirements from the United Nations Convention on Climate Change (UNFCC).

As required by directive, each of the Member States established a National Allocations Plan, or NAP, setting out the allowance allocations for each industrial facility for Phase I, from 2005 to 2007. Based on the NAPs established by the Member States of the European Union for the 2005 to 2007 period and our actual production, on a consolidated basis after trading allowances between our operations in countries with a deficit of allowances and our operations in countries with an excess of allowances, and after some external operations, Borrower’s Subsidiaries had a surplus of allowances of approximately 1,050,054 tons of carbon dioxide in this Phase I.

For Phase II, comprising 2008 through 2012, however, there has been a reduction in the allowances granted by the Member States that have already approved their NAP, which may result in a consolidated deficit in our carbon dioxide allowances during the period. We believe we may be able to reduce the impact of any deficit by either reducing carbon dioxide emissions in our facilities or by obtaining additional emission credits through the implementation of CDM projects. If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of emission credits in the market, because CEMEX has already sold a substantial amount of allowances for Phase II, the cost of which may have an impact on our operating results. As of 1 December 2008, the market value of carbon dioxide allowances for Phase II was approximately 15.45 € per ton. CEMEX is taking all the measures to minimize our exposure to this market while assuring the supply of our products to our clients.

The Spanish NAP has been finally approved by the Spanish Government, reflecting the conditions that were set forth by the European Commission. The allocations made to our installations allow us to foresee certain availability of allowances, nevertheless, there remains the uncertainty regarding the allocations that, against the reserve for new entrants, shall be requested for the new CEMEX cement plant in Andorra (Teruel), and that it is scheduled to start operating in 2010.

On 29 May 2007, the Polish government filed an appeal before the Court of First Instance in Luxemburg regarding the European Commission’s rejection of the initial version of the Polish NAP. The Court has denied Poland’s request for a quick path verdict in the case, keeping the case in the regular proceeding path, therefore, the Polish government has started to prepare Polish internal rules on division of allowance at the level already accepted by the European Commission. Seven major Polish cement producers, representing 98% of Polish cement production (including CEMEX Polska), have also filed seven separate appeals before the Court of First Instance regarding the European Commission’s rejection. On 29 September 2008 the Court of the First Instance issued an order rejecting CEMEX Polska’s appeal without going into the merit of the case. As of 31 December 2008 the final version of the Polish NAP has not been cleared by the Commission; CEMEX has not determined the impact this may have on CEMEX’s position in the country.

33.	Tax Matters

Philippines

As of 31 December 2008, the Philippine Bureau of Internal Revenue (BIR), had assessed APO, Solid, IQAC, ALQC and CSPI, our operating subsidiaries in the Philippines, for deficiency taxes covering taxable years 1998-2005 amounting to a total of approximately 1,994 million Philippine Pesos (approximately U.S.$41.96 million as of 31 December 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00, which was the Philippine Peso/Dollar exchange rate on 31 December 2008 as published by the Bangko Sentral ng Pilipinas, the central bank of the Republic of the Philippines).

The majority of the tax assessments result primarily from the disallowance of APO’s income tax holiday incentives for taxable years 1999 to 2001 (approximately Philippine Pesos 1,078 million or U.S.$22.68 million as of 31 December 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00). We have contested the BIR’s assessment, arising from the disallowance of the ITH incentive, with the Court of Tax Appeals (CTA). The initial Division ruling of the CTA was unfavorable, but is subject to further appeal with the CTA as a whole. The assessment is now currently on appeal with the CTA En Banc. A motion was filed with the CTA, requesting the court to hold APO totally not liable for alleged income tax liabilities for all the years covered and to this end cancel and withdraw APO’s deficiency income tax assessments for taxable years 1999, 2000 and 2001 on the basis of APO’s availment of the tax amnesty described below. As of 31 December 2008, resolution on the aforementioned motion is still pending.

34.	CEMEX Venezuelan Nationalization

In furtherance of Venezuela’s announced policy to nationalize certain sectors of the economy, on 18 June 2008, the Nationalization Decree was promulgated, mandating that the cement production industry in Venezuela be reserved for the Government of Venezuela and ordering the conversion of foreign-owned cement companies, including CEMEX Venezuela, into state-controlled companies with Venezuela holding an equity interest of at least 60%. The Nationalization Decree provided for the formation of a transition committee to be integrated with the board of directors of the relevant cement Borrowers to guaranty the transfer of control over all activities of the relevant cement Borrowers to Venezuela by 31 December 2008. The Nationalization Decree further established a deadline of 17 August 2008 for the shareholders of foreign-owned cement companies, including CEMEX Venezuela, to reach an agreement with the Government of Venezuela on the compensation for the nationalization of their assets. The Nationalization Decree also provided that this deadline may be extended by mutual agreement of the Government of Venezuela and the relevant shareholder. The transition committee, which was to be coordinated by the Ministry of Basic Industries (MIBAN), was never formally instituted and MIBAN never acted in the process, but instead Petroleos de Venezuela (PDVSA) conducted all the conversations.

CEMEX Venezuela and the Government did not reach agreement by the August 17 2008 deadline, and on August 18 2008 the Expropriation Decree was issued by the President of Venezuela, with PDVSA appointed to conduct the expropriation proceedings. Although these proceedings had not yet commenced, PDVSA officials headed a group of PDVSA workers, with the support of the public force, to take over all the facilities of CEMEX Venezuela on August 17 2008. Since no agreement has been reached with the Venezuelan Government as to the compensation to be paid, the Dutch companies that control CEMEX Venezuela filed an arbitration request before the International Center for the Settlement of Investment Disputes against the Government of Venezuela, which request has been registered and the tribunal is in the process of being formed.

As of 31 December 2007, CEMEX Venezuela, S.A.C.A. was the holding entity of several of CEMEX’s investments in the region, including CEMEX’s operations in the Dominican Republic and Panama, as well as CEMEX’s minority investment in Trinidad & Tobago. In the wake of statements by the Government of Venezuela about the nationalization of assets in Venezuela, in April 2008, CEMEX concluded the transfer of all material non-Venezuelan investments to Cemex España, S.A. for approximately U.S.$355 million plus U.S.$112 million of net debt, having distributed all accrued profits from the non-Venezuelan investments to the stockholders of CEMEX Venezuela amounting to approximately U.S.$132 million. At this time, the net impact or the outcome of the nationalization on CEMEX’s consolidated financial results cannot be reasonably estimated. As of 31 December 2008, the net assets of CEMEX’s Venezuelan operations under Mexican FRS were approximately US$451.7 million. Since August 2008, CEMEX no longer consolidates the financial results of CEMEX Venezuela.

On 13 June 2008, the Venezuelan securities authority initiated an administrative proceeding against CEMEX Venezuela, claiming that the Borrowers did not sufficiently inform its shareholders and the securities authority in connection with the transfer of the non-Venezuelan assets described above. The Venezuelan authority determined that CEMEX Venezuela did not comply with its disclosure obligations and imposed fines on the Borrowers, which we do not consider material, and requested the attorney general’s office to review the case to determine if such non-disclosure also constituted criminal infringement.

35.	Other Legal Proceedings

On 5 August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia, claiming that it was liable along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the mass public transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately U.S.$45 million. The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible. The court completed the evidentiary stage, and on 17 August 2006 dismissed the charges against the members of ASOCRETO. The other defendants (one ex-director of the Distrital Institute of Development, the legal representative of the constructor and the legal representative of the contract auditor) were formally accused. The decision was appealed, and on 11 December 2006, the decision was reversed and the two ASOCRETO officers were formally accused as participants (determiners) in the execution of a state contract without fulfilling all legal requirements thereof. The first public hearing took place on 20 November 2007. In this hearing the judge dismissed an annulment petition filed by the ASOCRETO officers. The petition was based on the fact that the officers were formally accused of a different crime than the one they were being investigated for. This decision was appealed, but the decision was confirmed by the Superior Court of Bogota. On 21 January 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tujuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of 10 days to deposit with the Court in cash CoP$337,800 million (approximately U.S.$195 million as of 4 June 2008, based on an exchange rate of CoP1730 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on 4 June 2008, as published by the Banco de la República de Colombia, the central bank of Colombia), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also requested that the guarantee be covered by all defendants in the case. The measure does not affect the normal activity of the quarry. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX Colombia.

On 5 August 2005, Cartel Damages Claims, SA, or CDC, filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies. CDC is seeking €102 million in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC. CDC is a Belgian Borrowers established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the cartel participants. In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest. On February 21 2007, the District Court of Düsseldorf decided to allow this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed. The appeal hearing took place on 22 April 2008, and the appeal was dismissed on 14 May 2008. The lawsuit will proceed at the level of court of first instance. As of 30 September 2008 only one defendant has decided to file a complaint before the Federal High Court; this will delay the case from proceeding at the level of first instance to an extent we cannot assess today. In the meantime, CDC had acquired new assigners and announced an increase in the claim to €131 million. As of 30 November 2008, we had accrued liabilities regarding this matter for a total amount of approximately €20 million.

During November 4, 5 and 6, 2008, officers of the European Commission, assisted by local officials, conducted an unannounced inspection at CEMEX offices in the United Kingdom and Germany. It is understood that Commission officials carried out unannounced inspections at the premises of other companies active in the cement and related products industry in several member states. The Commission alleges that CEMEX may have participated in anti competitive agreements and/or concerted practices in breach of Article 81 of the EC Treaty and/or Article 53 of the EEA Agreement and abusive conduct in breach of Article 82 of the EC Treaty and/or Article 54 of the EEA Agreement. The allegations extend to several markets worldwide, including in particular the European Economic Area; if those allegations are substantiated, significant penalties may be imposed on the subsidiaries of CEMEX operating in such markets. CEMEX fully co-operated and will continue to co-operate with the Commission officials in connection with the inspection.

After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Dalmacijacement, our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, Dalmacijacement submitted comments and suggestions to the Master Plans, but these were not taken into account or incorporated into the Master Plan by Kaštela and Solin. Most of these comments and suggestions were intended to protect and preserve the rights of Dalmacijacement´s mining concession granted by the Government of Croatia in September 2005. Immediately after publication of the Master Plans, Dalmacijacement filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions. The legal actions taken and filed by Dalmacijacement were as follows: (i) on 17 May 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning Dalmacijacement’s constitutional claim for decrease and obstruction of rights earned by investment, and seeking prohibition of implementation of the Master Plans, the appeal is currently under review by the court in Croatia, and it is expected that these proceedings will continue for several years before resolution; (ii) on 17 May 2006, a possessory action against the cities of Kaštela and Solin seeking the enactment of interim measures prohibiting implementation of the Master Plans and including a request to implead the Republic of Croatia into the proceeding on our side. The municipal court in Solin issued a first instance judgment dismissing our possessory action. We filed an appeal against that judgment. The appeal has been resolved by the Solin County Court, affirming the judgment and rendering it final. The Municipal Court in Kaštela has issued a first instance judgment dismissing our possessory action. We filed an appeal against said judgment, which has since been resolved by the Kaštela Country Court, affirming the judgment and rendering it final; (iii) on 17 May 2006, an administrative proceeding before the State Lawyer, seeking a declaration from the Government of Croatia confirming that Dalmacijacement acquired rights under the mining concessions. Dalmacijacement received State Lawyer’s opinion which confirms the Dalmacijacement’s acquired rights according to the previous decisions (“old concession”). The Administrative Court in Croatia has ruled in favor of Dalmacijacement, validating the legality of the mining concession granted to Dalmacijacement by the Government of Croatia. This decision is final. Currently it is difficult for Dalmacijacement to ascertain the approximate economic impact of these measures by Kaštela and Solin.

Club of Environmental Protection, a Latvian environmental protection organization (hereinafter the “Applicant”), has initiated a court administrative proceeding against the decision made by the Environment State Bureau (hereinafter the “Defendant”) in order to amend the environmental pollution permit (the “Permit”) for the Broceni Cement Plant in Latvia, owned by CEMEX SIA (the “Disputed Decision”). CEMEX SIA was invited to participate in the court proceedings as a third party, whose rights and legal interest may be infringed by the relevant administrative act. On 5 June 2008 the Court rendered its judgment, where it satisfied the Claimant’s claim and revoked the Disputed Decision stating that it is illegal because Defendant failed to perform public inquiry in accordance with legal regulations. The judgment has been appealed by both the Defendant and CEMEX SIA before the Court of Appeal and the court will hear the case in 24 February 2009. The appellate procedure will not suspend the operation of the Permit which will remain valid throughout the court proceedings, hence CEMEX SIA is allowed to continue to perform its activities. The Permit subject to this proceeding was issued for the existing cement line, which will be fully substituted in the first half of 2009 by a new cement line currently under construction.

SCHEDULE 9

ACQUISITIONS

1	PURCHASE OPTION OF THE CLINKER GRINDING/MILLING.

1.1	Currently owner: Cementos del Tajo, S.A., placed in Noblejas (Toledo)

1.2	Purchase option granted on: 1 January 2009

1.3	Term to exercise the purchase option: 3 years.

1.4	Price: EUR 40,000,000.- € (foreseeable upgrade in EUR 5,000,000 plus)

1.5	Special conditions: to exercise the option combined with the purchasing of the grinding/milling of Narón (La Coruña)

1.6	Put: N/A.

2	PURCHASE OPTION OF THE CLINKER GRINDING/MILLING

2.1	Currently owner: Cementos Galegos, S.A., placed in Narón (La Coruña)

2.2	Purchase option granted on: 1 January 2009

2.3	Term to exercise the purchase option: 3 years.

2.4	Price: EUR 40,000,000.- € (foreseeable downgrade in EUR 5,000,000 plus)

2.5	Special conditions: to exercise the option combined with the purchasing of the grinding/milling of Noblejas (Toledo)

2.6	Put: N/A.

3	PURCHASE OPTION OF THE SHARES OF CEMENTOS CASTILLA LA MANCHA, S.A., WHICH IS THE OWNER OF A CLINKER GRINDING/MILLING PLACED IN MONTALBO (CUENCA).

3.1	Purchase option granted on: 1 October 2008

3.2	Term to exercise the purchase option: 3 years.

3.3	Price: EUR 18,015,800.- € (all the shares)

3.4	Special conditions: not to acquire more than the 50% of the shares before 1 July 2009

3.5	Put: to be exercised by the currently shareholders upon the date in which CEMEX acquires or hold more than 50% of the shares.

4	PURCHASE OPTION OF 300 SHARES REPRESENTING THE 0,66% OF THE SHARE CAPITAL OF CEMENTOS ANDORRA, S.A., WHICH IS THE OWNER OF THE CEMENT FACTORY THAT IS UNDER CONSTRUCTION IN ANDORRA (TERUEL)

4.1	Purchase option granted on: 23 May 2006

4.2	Term to exercise the purchase option: 4 year from the 23 May 2011

4.3	Price: EUR 10,080,000

4.4	Special conditions: N/A (Cemex España, S.A. is currently the owner of the 99’ 34% of the share capital)

4.5	Put: to be exercised during a 4 years period (starting from 23 May 2011).

5	AGREEMENT MADE CONDITIONAL TO THE SALE-PURCHASE OF THE WHOLE SHARE CAPITAL OF ORIONIDAS S.A.

5.1	Execution date: 3 October 2008.

5.2	Conditions Precedent for the closing, to be complied before the 30 April 2009: (i) an authorisation of the Spanish National Competence Commission (Comisión Nacional de la Competencia) (issued on 19 November 2008); and (ii) completion of the construction works of the terminal and the obtaining of the permissions and authorisations needed to operate the terminal.

5.3	Purchasing price: approx. EUR 42,000,000 (part of it, EUR 10,795,000 by way of cash the rest by assuming debt).

6	ACQUISITION OF LIMESTONE RESERVES IN SOUTHERN CEBU.

6.1	Work is underway for negotiations and preparation of agreements which will give APO Land and Quarry Corporation a “preferential” right or option to acquire up to late 2009 the mining rights/license of Southwestern Cement Corporation over an area in southern Cebu in order to augment APO Land and Quarry Corporation’s requirements. Sellers are still working on securing the required clearance from government agency confirming that all deficiencies in respect of compliance with the requirements of the mining license have been complied with.

6.2	Price: once the clearance is secured, APO Land and Quarry Corporation shall pay Php 20,000,000 (approx. US$ 425,000), by way of properties, for the option to purchase shares of Southwestern Cement Corporation before end of 2009. Said amount shall be forefeited in the event APO Land and Quarry Corporation decides not to exercise the option. However, in the event APO Land and Quarry Corporation decides to exercise the option and push through with the purchase of the Southwestern Cement Corporation shares, said amount of Php 20,000,000 (approx. US$ 425,000) shall form part of the purchase price of Php 500,000,000 (approx. US$ 10,500,000).

7	ACQUISITION OF LIMESTONE RESERVES IN LUZON.

7.1	Solid Cement Corporation is engaged in exploratory talks for possible acquisition of mining rights/license of Teresa Marble Corporation over an area in Luzon currently being quarried by Solid Cement Corporation under an Operating Agreement with Teresa Marble Corporation, which is due to expire on 2014.

7.2	Execution date: it is been negotiated to get a preferential right or option to acquire Teresa Marble Corporation’s mining rights/license up to end of 2010, with Solid Cement Corporation.

7.3	Price: paying Php 20,000,000 (approx. US$ 425,000), by way of properties, for such option right. Said amount shall be forefeited in the event Solid Cement Corporation decides not to exercise the option; otherwise, the amount shall form part of the purchase price to be agreed upon by the parties.